[Nuveen logo]
                                  $44,000,000
                 Nuveen Performance Plus Municipal Fund, Inc.
    Municipal Auction Rate Cumulative Preferred Stock ("MuniPreferred(R)")
                            1,760 Shares Series TH
                   Liquidation Preference $25,000 Per Share

                                ---------------

   Investment Objectives. Nuveen Performance Plus Municipal Fund, Inc. (the "Fund") is a closed-end, diversified management investment company. The Fund's primary investment objective is current income exempt from regular Federal income tax. The Fund's secondary investment objective is to enhance portfolio value relative to the municipal bond market by investing in tax-exempt municipal bonds that the Fund's investment adviser believes are underrated or undervalued or that represent municipal market sectors that are undervalued.

   Portfolio Contents. The Fund will invest more than 80% of its assets in a diversified portfolio of tax-exempt municipal bonds rated within the four highest grades (Baa or BBB or better) by Moody's or Standard & Poor's, except that the Fund may invest up to 20% of its assets in unrated municipal bonds that the Fund's adviser believes are of comparable quality to those so rated. The Fund cannot assure you that it will achieve its objectives.

   (R)Registered Trademark of John Nuveen & Co. Incorporated

                                                    Sales Load
                                       Per Share       (1)      Proceeds to Fund
                                      ------------ ------------ ----------------
Public Offering Price................ $     25,000 $        225   $     24,775
Total................................ $ 44,000,000 $    396,000   $ 43,604,000

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(1) The Fund and Nuveen have agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933. See "Underwriting."

   The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

   MuniPreferred Shares. The Fund is offering the shares of MuniPreferred, Series TH, listed above. The shares are referred to in this Prospectus as "New MuniPreferred." The dividend rate for the initial rate period (the period from the date of issue through December 22, 1999) will be 3.65%. For subsequent rate periods, MuniPreferred shares pay dividends based on a rate set at auction, usually held weekly. You should carefully review the auction procedures described beginning at Page B-17 of this Prospectus. MuniPreferred shares are not listed on an exchange. You may only buy or sell MuniPreferred shares through an order placed at an auction with or through a broker-dealer that has entered into an agreement with the auction agent and the Fund, or in a secondary market maintained by certain broker-dealers. These broker-dealers are not required to maintain this market and it may not provide you with liquidity.

   Dividends paid to MuniPreferred shareholders, to the extent payable from tax-exempt income earned on the Fund's investments, will be exempt from regular Federal income tax. You may have to pay Federal alternative minimum tax on some of the Fund's dividends. See "Tax Matters."

                                ---------------

                             As Joint Bookrunners

PaineWebber Incorporated                                   Salomon Smith Barney

                                ---------------

               The date of this Prospectus is December 10, 1999

(continued from the previous page)

   This Prospectus contains important information about the Fund. You should read the Prospectus before deciding whether to invest and retain it for future
reference. A Statement of Additional Information, dated      December 10,
1999, containing additional information about the Fund, has been filed with the Securities and Exchange Commission and is incorporated by reference in its entirety into this Prospectus. You can review the table of contents of the Statement of Additional Information on page B-28 of this Prospectus. You may request a free copy of the Statement of Additional Information by calling
(800) 257-8787. You may also obtain the Statement of Additional Information on the Securities and Exchange Commission web site (http://www.sec.gov).

   The public offering price per share will be increased by the amount of dividends, if any, that have accumulated from the date the New MuniPreferred shares are first issued.

   The Underwriters are offering the shares of the New MuniPreferred subject to various conditions. It is expected that the shares of New MuniPreferred will be delivered to the underwriters through the facilities of The Depository Trust Company on or about December 15, 1999.

                               ----------------

                               TABLE OF CONTENTS

                                     Page
                                     ----
Prospectus Summary.................  A-1
Financial Highlights...............  A-4
The Fund...........................  A-5
Use of Proceeds....................  A-5
Capitalization.....................  A-6
Investment Objectives and Policies.  A-7
Underwriting.......................  A-8
Legal Opinions.....................  A-8
Experts............................  A-9
Municipal Bonds....................  B-1
Portfolio Investments..............  B-2
Insured Funds: Municipal Bond
 Insurance ........................  B-2
Investment Restrictions............  B-4
Risk Factors.......................  B-5
Management of the Fund.............  B-7

                                                                      Page
                                                                      -----
Certain Trading Strategies of the Funds..............................   B-9
Description of MuniPreferred.........................................   B-9
The Auction..........................................................  B-17
Tax Matters..........................................................  B-24
Common Stock.........................................................  B-25
Control of the Fund..................................................  B-26
Repurchase of Shares or Conversion to an Open-End Fund...............  B-26
Net Asset Value......................................................  B-26
Other Service Providers..............................................  B-27
Available Information................................................  B-27
Table of Contents of the Statement of Additional Information.........  B-28
Taxable Equivalent Yield Table....................................... B-A-1

   You should rely only on the information contained in this Prospectus. Neither the Fund nor the underwriters have authorized anyone to provide you with different information. The Fund is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

                               Prospectus Summary

   This is only a summary. You should review the more detailed information in Parts A and B of this Prospectus and the Statement of Additional Information.

The Fund and its Adviser....  Nuveen Performance Plus Municipal Fund, Inc. (the
                              "Fund") is a closed-end, diversified management investment company. Nuveen Advisory Corp. ("Nuveen Advisory") is the Fund's investment adviser. Nuveen Advisory is responsible for the selection and on-going monitoring of the Fund's investment portfolio.

The Offering................  The Fund is offering 1,760 shares of New
                              MuniPreferred. The purchase price for this series is $25,000 per share.

Investment Objectives.......  The Fund's primary investment objective is current income exempt from regular Federal income tax. The Fund's secondary investment objective is to enhance portfolio value relative to the municipal bond market by investing in tax-exempt municipal bonds that Nuveen Advisory believes are underrated or undervalued. The Fund will invest substantially all of its assets (more than 80%) in a diversified portfolio of tax-exempt municipal bonds rated at the time of purchase within the four highest grades (Baa or BBB or better) by Moody's Investors Service, Inc. ("Moody's") or Standard and Poor's Corporation ("Standard & Poor's"), except that the Fund may invest up to 20% of its assets in unrated municipal bonds that Nuveen Advisory believes have credit characteristics equivalent to, and are of comparable quality to, municipal bonds rated Baa or BBB or better. The Fund cannot assure you that it will achieve its investment objectives. See "Investment Objectives and Policies."

Risk Factors................  Risk is inherent in all investing. Therefore, before investing you should consider certain risks carefully when you invest in the Fund. See "Risk Factors" at Page B-5 of this Prospectus. The primary risks of investing in MuniPreferred shares are: if an auction fails you may not be able to sell some or all of your shares (auction risk); because of the nature of the market for MuniPreferred shares, you may receive less than the price you paid for your shares if you sell them outside of the auction, especially when market interest rates are rising (secondary market risk); a rating agency could downgrade MuniPreferred shares, which could affect liquidity (ratings and asset coverage risk and credit risk); because there is less public information about municipal bonds than other types of securities, the Fund's performance may be more dependent on Nuveen Advisory's analytical abilities than would be a stock fund or taxable bond fund (municipal bond market risk); the Fund may be forced to redeem your shares to meet regulatory or rating agency requirements or may voluntarily redeem your shares under certain circumstances (ratings and asset coverage risk); and in extraordinary circumstances the Fund may not earn sufficient income from its investments to pay dividends (interest rate risk). If long-term rates rise, the value of the Fund's investment portfolio will decline, reducing the asset coverage for the MuniPreferred shares; and if an issuer of a municipal bond in which the Fund invests defaults, there may be a negative impact on the income and net asset value of the Fund's portfolio (interest rate risk and credit risk).

                              In addition, as explained under "Tax Matters-- Federal Income Tax Matters," the Fund's position that it may disproportionately designate exempt-interest dividends to all series of its MuniPreferred and designate its net capital gain and net investment income (if any) to its common stock is not binding on the IRS or the courts. If the Fund's position were successfully challenged, New MuniPreferred shareholders could suffer adverse tax consequences (tax risk).

Trading Market..............  MuniPreferred shares are not listed on an exchange. Instead, you may buy or sell
                              MuniPreferred shares at an auction that normally is held weekly, by submitting orders to a broker-dealer that has entered into an agreement with the auction agent and the Fund (a "Broker-Dealer"), or to a broker-dealer that has entered into a separate agreement with a Broker-Dealer. In addition to the auctions, Broker-Dealers and other broker-dealers may maintain a secondary trading market in MuniPreferred shares outside of auctions, but may discontinue this market at any time. A secondary market may not provide you with liquidity. You may transfer shares outside of auctions only to or through a Broker-Dealer, a broker-dealer that has entered into a separate agreement with a Broker-Dealer, or other persons as the Fund permits. See "The Auction--Secondary Market" at Page B-24 of this Prospectus. New MuniPreferred will trade at auction starting in the week following this offering.

                              The first auction date for New MuniPreferred will be Wednesday, December 22, 1999, the business day before the dividend payment date for the initial rate period for New MuniPreferred. The auction date for New MuniPreferred shares normally will be a Thursday, and the start date for subsequent rate periods normally will be the following business day, typically a Friday, unless the then-current rate period is a special rate period, or the day that normally would be the auction date or the first day of the subsequent rate period is not a business day.

Dividends and Rate Periods..  The dividend rate for the initial rate period on the shares offered in this Prospectus will be 3.65%. For subsequent rate periods, New MuniPreferred shares will pay dividends based on a rate set at these auctions, normally held weekly. In most instances, dividends are also paid weekly, on the day following the end of the rate period. The rate set at auction will not exceed the Maximum Rate. See "Description of MuniPreferred--Dividends and Rate Periods-- Maximum Rate" at Page B-12 of this Prospectus.

                              Dividends on New MuniPreferred shares will accumulate at the initial rate beginning on Thursday, December 23, 1999. Dividends will be paid on shares of New MuniPreferred on Thursday, December 23 and normally thereafter on each Friday. If the Friday on which dividends otherwise would be paid is not a business day, then your dividends will be paid on the first business day that falls before that Friday.

                              The initial rate period will be eight days.
                              Subsequent rate periods generally will be seven days. The dividend payment date for a special rate period of more than 28 days will be set out in the notice designating a special rate period. See "Description of MuniPreferred--Dividends and Rate Periods--Designation of Special Rate Periods" at Page B-12 of this Prospectus.

Taxation....................  Because under normal circumstances the Fund will invest substantially all of its assets in municipal bonds that pay interest exempt from regular Federal income tax, the income you receive will be similarly exempt. Your income may be subject to state and local taxes. All or a portion of the income from these bonds will be subject to the Federal alternative minimum tax, so MuniPreferred shares may not be a suitable investment if you are subject to this tax. If the Fund receives any taxable income or gains from its investments, the Fund will allocate all of that income to the Fund's common shareholders. Based on an opinion from Fund's tax counsel, the Fund believes it is permitted to do this because it received a private letter ruling from the IRS when it first issued MuniPreferred shares. See "Tax Matters" at Page B-24 of this Prospectus.

Ratings.....................  Shares of each series of MuniPreferred are issued with a rating of "aaa" from Moody's Investors Service, Inc. ("Moody's") and "AAA" from Standard & Poor's Corporation ("Standard & Poor's"). Because the Fund is required to maintain at least one of these ratings, it must own portfolio securities of a sufficient value and with adequate credit quality to meet the rating agencies' guidelines. See "Description of MuniPreferred--Asset Maintenance and Rating Agency Guidelines--Rating Agencies" at Page B-15 of this Prospectus.

Redemption..................  Although the Fund does not ordinarily redeem
                              MuniPreferred shares, it may be required to redeem shares if, for example, the Fund does not meet an asset coverage ratio required by law or correct a failure to meet a rating agency guideline in a timely manner. The Fund voluntarily may redeem MuniPreferred shares under certain conditions. See "Description of MuniPreferred--Redemption" and "Description of MuniPreferred--Asset Maintenance and Rating Agency Guidelines--Rating Agencies" at Pages B-13 and B-15 of this Prospectus.

Liquidation Preference......  The liquidation preference of New MuniPreferred shares will be $25,000 per share plus any accumulated, unpaid dividends.

                              FINANCIAL HIGHLIGHTS

  The table below shows financial information for the Fund, expressed in terms of one share outstanding throughout the period. The information in the table is covered by the report of Ernst & Young LLP except where noted. The report is contained in the Statement of Additional Information and is available from the Fund.

                                                                 Year Ended 10/31
                                   -----------------------------------------------------------------------------------
                        1999+         1998        1997        1996        1995        1994         1993       1992++
                     -----------   ----------  ----------  ----------  ----------  ----------   ----------  ----------
                     (Unaudited)
Net asset value
 beginning of
 period..........    $    15.43    $    15.22  $    15.07  $    15.21  $    14.40  $    15.95   $    14.93  $    14.96
                     ----------    ----------  ----------  ----------  ----------  ----------   ----------  ----------
Operating
 performance:
 Net investment
  income.........           .57          1.19        1.24        1.27        1.32        1.32         1.36         .57
 Net realized and
  unrealized gain
  (loss) from
  investments....          (.22)          .20         .15        (.12)        .85       (1.53)        1.07        (.06)
                     ----------    ----------  ----------  ----------  ----------  ----------   ----------  ----------
Total from
 investment
 operations......           .35          1.39        1.39        1.15        2.17        (.21)        2.43         .51
                     ----------    ----------  ----------  ----------  ----------  ----------   ----------  ----------
Dividends from
 net investment
 income:
 To Common
  shareholders...          (.46)         (.95)      (1.00)      (1.04)      (1.08)      (1.10)       (1.20)       (.46)
 To Preferred
  shareholders#..          (.10)         (.23)       (.24)       (.25)       (.28)       (.24)        (.21)       (.08)
Distributions
 from capital
 gains:
 To Common
  shareholders...          (.01)          --          --          --          --          --           --          --
 To Preferred
  shareholders#..           --            --          --          --          --          --           --          --
                     ----------    ----------  ----------  ----------  ----------  ----------   ----------  ----------
Total
 distributions...          (.57)        (1.18)      (1.24)      (1.29)      (1.36)      (1.34)       (1.41)       (.54)
                     ----------    ----------  ----------  ----------  ----------  ----------   ----------  ----------
Organization and
 offering costs
 and Preferred
 share
 underwriting
 discounts.......           --            --          --          --          --          --           --          --
                     ----------    ----------  ----------  ----------  ----------  ----------   ----------  ----------
Net asset value
 end of period...    $    15.21    $    15.43  $    15.22  $    15.07  $    15.21  $    14.40   $    15.95  $    14.93
                     ==========    ==========  ==========  ==========  ==========  ==========   ==========  ==========
Per Common share
 market value end
 of period.......    $  15.0000    $  15.4375  $  15.0000  $  15.1250  $  15.2500  $  13.3750   $  16.6250  $  15.0000
Total investment
 return on market
 value**.........           .21%         9.48%       5.94%       6.17%      22.77%     (13.56)%      19.30%       2.94%
Total return on
 market value**..          1.62%         7.87%       7.89%       6.15%      13.58%      (2.92)%      15.42%       2.81%
Ratios/Supplemental
 data:
 Net assets end
  of period (in
  thousands).....    $1,310,367    $1,322,187  $1,304,197  $1,290,635  $1,289,804  $1,240,637   $1,325,150  $1,254,800
 Ratio of
  expenses to
  average net
  assets
  applicable to
  common
  shares##.......          1.10%*        1.11%       1.12%       1.13%       1.13%       1.15%         N/A         N/A
 Ratio of net
  investment
  income to
  average net
  assets
  applicable to
  common
  shares##.......          7.60%*        7.74%       8.24%       8.47%       8.88%       8.73%         N/A         N/A
 Ratio of
  expenses to
  average total
  net assets
  including
  preferred##....           .77%*         .77%        .77%        .78%        .78%        .79%         .76%        .74%*
 Ratio of net
  investment
  income to
  average total
  net assets
  including
  preferred##....          5.29%*        5.38%       5.69%       5.83%       6.08%       6.01%        6.04%       6.16%*
 Portfolio
  turnover rate..             9%           23%         12%         15%          7%         12%           4%          5%
                             Year Ended 5/31
                     ------------------------------------
                        1992        1991      1990+++
                     ----------- ----------- ------------
Net asset value
 beginning of
 period..........    $    14.28  $    13.68  $    14.05
                     ----------- ----------- ------------
Operating
 performance:
 Net investment
  income.........          1.40        1.39        1.12
 Net realized and
  unrealized gain
  (loss) from
  investments....           .60         .63        (.27)
                     ----------- ----------- ------------
Total from
 investment
 operations......          2.00        2.02         .85
                     ----------- ----------- ------------
Dividends from
 net investment
 income:
 To Common
  shareholders...         (1.04)      (1.03)       (.79)
 To Preferred
  shareholders#..          (.28)       (.39)       (.27)
Distributions
 from capital
 gains:
 To Common
  shareholders...           --          --          --
 To Preferred
  shareholders#..           --          --          --
                     ----------- ----------- ------------
Total
 distributions...         (1.32)      (1.42)      (1.06)
                     ----------- ----------- ------------
Organization and
 offering costs
 and Preferred
 share
 underwriting
 discounts.......           --          --         (.16)
                     ----------- ----------- ------------
Net asset value
 end of period...    $    14.96  $    14.28  $    13.68
                     =========== =========== ============
Per Common share
 market value end
 of period.......    $  15.0000  $  14.6250  $  14.0000
Total investment
 return on market
 value**.........          9.94%      12.30%      (1.45)%
Total return on
 market value**..         12.50%      12.42%       3.07%
Ratios/Supplemental
 data:
 Net assets end
  of period (in
  thousands).....    $1,252,009  $1,204,809  $1,166,027
 Ratio of
  expenses to
  average net
  assets
  applicable to
  common
  shares##.......           N/A         N/A         N/A
 Ratio of net
  investment
  income to
  average net
  assets
  applicable to
  common
  shares##.......           N/A         N/A         N/A
 Ratio of
  expenses to
  average total
  net assets
  including
  preferred##....           .74%        .75%        .71%*
 Ratio of net
  investment
  income to
  average total
  net assets
  including
  preferred##....          6.44%       6.63%       6.57%*
 Portfolio
  turnover rate..             5%         14%         22%

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* Annualized.
** Total investment return on market value is the combination of reinvested dividend income, reinvested capital gains distributions, if any, and changes in stock price per share. Total return on net asset value is the combination of reinvested dividend income, reinvested capital gains distributions, if any, and changes in net asset value per share. Total returns are not annualized.
N/A Ratio was not required.
# The amounts shown are based on Common share equivalents.
## Ratios do not reflect the effect of dividend payments to Preferred shareholders; income ratios reflect income earned on assets attributable to Preferred shares.
+For the six months ended April 30, 1999.
++For the five months ended October 31, 1992.
+++For the period June 22, 1989 to May 31, 1990.

                                   THE FUND

   The Fund is a closed-end, diversified management investment company registered under the Investment Company Act of 1940 (the "1940 Act"). The Fund was organized as a Minnesota corporation on April 28, 1989, and may issue up to 1 million shares of MuniPreferred and up to 200 million shares of common stock. In June and July 1989, the Fund issued 55,700,000 shares of common stock. In October 1989, the Fund issued 4,000 shares of MuniPreferred stock in four offerings (1,000 shares each of Series M, T, W, and F). On January 6, 1994, the Fund conducted a 4-for-1 preferred stock split which was effected by dividing each outstanding share of MuniPreferred into four shares, with a liquidation preference of $25,000 per share, for an aggregate of 16,000 MuniPreferred shares. The Fund had 59,914,077 shares of common stock outstanding as of October 31, 1999. The common stock trades on the New York Stock Exchange under the symbol "NPP." The Fund's principal office is located at 333 West Wacker Drive, Chicago, Illinois 60606, and its telephone number is
(800) 257-8787.

   The table below provides information on MuniPreferred shares since their issuance.

                    Amount Outstanding
                   Exclusive of Treasury Asset Coverage Involuntary Liquidating
   As of                Securities         Per Share*    Preference Per Share
   -----           --------------------- -------------- -----------------------
    5/31/1990.....         4,000            $291,507           $100,000
    5/31/1991.....         4,000            $301,202           $100,000
    5/31/1992.....         4,000            $313,002           $100,000
   10/31/1992.....         4,000            $313,700           $100,000
   10/31/1993.....         4,000            $331,288           $100,000
   10/31/1994.....        16,000            $ 77,540           $ 25,000
   10/31/1995.....        16,000            $ 80,613           $ 25,000
   10/31/1996.....        16,000            $ 80,665           $ 25,000
   10/31/1997.....        16,000            $ 81,512           $ 25,000
   10/31/1998.....        16,000            $ 82,637           $ 25,000
    4/30/1999.....        16,000            $ 81,898           $ 25,000

--------
*Calculated by dividing net assets by the number of MuniPreferred shares outstanding.

   The following provides information about the Fund's outstanding shares as of October 31, 1999:

                                          Amount Held by the
                                           Fund or for its
   Title of Class       Amount Authorized      Account       Amount Outstanding
   --------------       ----------------- ------------------ ------------------
   Common..............    200,000,000             0             59,914,077
   MuniPreferred.......      1,000,000             0                 16,000

                                USE OF PROCEEDS

   The Fund will use the net proceeds of the offering, about $43,424,620 after payment of the sales load and offering costs, to buy municipal bonds (see "Investment Objectives and Policies--Portfolio Investments"). The Fund expects to invest almost all of the proceeds in long-term municipal bonds within eight to ten weeks after the offering concludes, but if it cannot, it will invest in municipal bonds with shorter effective maturities or in high quality, short-term, tax-exempt securities. In the unlikely event that the Fund cannot find suitable short-term, tax-exempt securities, the Fund may buy short-term taxable securities. The income on these securities would be subject to regular Federal income tax.

                                 CAPITALIZATION
                                  (Unaudited)

   The following table sets forth the capitalization of the Fund as of October 31, 1998, April 30, 1999 and as adjusted as of April 30, 1999 to give effect to the issuance of the shares of New MuniPreferred offered hereby.

                                      Actual          Actual      As Adjusted
                                 October 31, 1998 April 30, 1999 April 30, 1999
                                 ---------------- -------------- --------------
Shareholders' Equity:
 Preferred Stock, $25,000 stated
  value per share, at
  liquidation value; 1,000,000
  shares authorized (16,000 and
  16,000 shares issued and
  17,760 shares issued, as
  adjusted, respectively).......  $  400,000,000  $  400,000,000 $  444,000,000
 Common Stock, $.01 par value
  per share; 200,000,000 shares
  authorized, 59,752,567,
  59,834,385 and 59,834,385
  shares outstanding,
  respectively*.................         597,526         598,344        598,344
 Paid-in surplus................     835,010,857     836,262,802    835,687,422
 Balance of undistributed net
  investment income.............       1,352,772       2,674,626      2,674,626
 Accumulated net realized gain
  (loss) from investment
  transactions..................         780,564       1,313,345      1,313,345
 Net unrealized appreciation of
  investments...................      84,444,782      69,517,818     69,517,818
                                  --------------  -------------- --------------
    Net Assets..................  $1,322,186,501  $1,310,366,935 $1,353,791,555
                                  ==============  ============== ==============

--------
*None of these outstanding shares are held by or for the account of the Fund.

                      INVESTMENT OBJECTIVES AND POLICIES

Investment Objectives

   The Fund's primary investment objective is current income exempt from regular Federal income tax. The Fund's secondary investment objective is to enhance portfolio value relative to the municipal bond market through investments in tax-exempt municipal bonds which, in Nuveen Advisory's opinion, are underrated or undervalued or that represent municipal market sectors that are undervalued.

   The Fund seeks to achieve its investment objectives by investing substantially all of its assets (more than 80%) in a diversified portfolio of tax-exempt municipal bonds rated at the time of purchase within the four highest grades (Baa or BBB or better) by Moody's or Standard and Poor's, except that the Fund may invest up to 20% of its assets in unrated municipal bonds which, in Nuveen Advisory's opinion, have credit characteristics equivalent to, and are of comparable quality to, municipal bonds rated Baa or BBB or better. The Fund will not invest in any rated municipal bonds that are rated lower than Baa by Moody's or BBB by Standard & Poor's at the time of purchase. Municipal bonds rated Baa or BBB or better are considered "investment grade" securities. Bonds rated Baa are considered medium grade obligations that lack outstanding investment characteristics and in fact have speculative characteristics as well, while municipal bonds rated BBB are regarded as having an adequate capacity to pay principal and interest. See Appendix A to the Statement of Additional Information for a description of securities ratings.

   Underrated municipal bonds are those municipal bonds whose ratings do not, in Nuveen Advisory's opinion, reflect their true value. They may be underrated because of the time that has elapsed since their last ratings, or because rating agencies have not fully taken into account positive factors, or for other reasons. Undervalued municipal bonds are those bonds that, in Nuveen Advisory's opinion, are worth more than their market value. They may be undervalued because there is a temporary excess of supply in that particular sector (such as hospital bonds, or bonds of a particular municipal issuer). Nuveen Advisory may buy such a bond even if the value of that bond is consistent with the value of other bonds in that sector. Municipal bonds also may be undervalued because there has been a general decline in the market price of municipal bonds for reasons that do not apply to the particular municipal bonds that Nuveen Advisory considers undervalued. Nuveen Advisory believes that the prices of these municipal bonds should ultimately reflect their true value. Therefore, the Fund's secondary investment objective of enhancing portfolio value relative to the municipal bond market refers to the Fund's objective of attempting to realize above-average capital appreciation in a rising market, and to experience less than average capital losses in a declining market. Capital appreciation, alone, is not an investment objective. Rather, the Fund seeks to enhance portfolio value relative to the municipal bond market by prudently selecting municipal bonds, regardless of whether the market is rising or declining.

Portfolio Investments

   Except to the extent that the Fund buys temporary investments as described in Part B, the Fund will, as a fundamental policy, invest substantially all of its assets (more than 80%) in tax-exempt municipal bonds that are rated at the time of purchase within the four highest grades (Baa or BBB or better) by Moody's or Standard and Poor's, except that the Fund may invest up to 20% of its assets in unrated municipal bonds which, in Nuveen Advisory's opinion, have credit characteristics equivalent to, and are of comparable quality to, municipal bonds so rated. These policies and the Fund's investment objectives are fundamental policies, which cannot be changed without the approval of the holders of a majority of the outstanding shares of common shares and MuniPreferred shares, voting together, and of the holders of a majority of the outstanding MuniPreferred shares, voting separately. For this purpose, "a majority of the outstanding shares" means the vote of (1) 67% or more of the shares present at a meeting, if the holders of more than 50% of the shares are present or represented by proxy; or (2) more than 50% of the shares, whichever is less.

   The Fund is diversified for purposes of the 1940 Act. Consequently, as to 75% of its total assets, the Fund may not invest more than 5% of its total assets in the securities of any single issuer.

                                 UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and the Fund has agreed to sell to such underwriter, the number of New MuniPreferred shares set forth opposite the name of such underwriter.

      Name                                                      Number of Shares
      ----                                                      ----------------
      PaineWebber Incorporated.................................        880
      Salomon Smith Barney Inc. ...............................        880
                                                                     -----
          Total................................................      1,760
                                                                     =====

   The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to the approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the New MuniPreferred shares if they purchase any of the shares.

   The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this Prospectus and some of the shares to certain dealers at the public offering price less a concession not in excess of $137.50 per share. The sales load the Fund will pay of $225 per share is equal to .90% of the initial offering price. The underwriters may allow, and such dealers may reallow, a concession not in excess of $25 per share on sales to certain other dealers. After the initial public offering, the underwriters may change the public offering price and the concession. Investors must pay for any New MuniPreferred shares purchased in the initial public offering on or before December 15, 1999.

   The Fund anticipates that the underwriters may from time to time act as brokers or dealers in executing the Fund's portfolio transactions after they have ceased to be underwriters. The underwriters are active underwriters of, and dealers in, securities and act as market makers in a number of such securities, and therefore can be expected to engage in portfolio transactions with the Fund.

   The Fund anticipates that the underwriters or one of their respective affiliates may, from time to time, act in auctions as Broker-Dealers as set forth under "The Auction."

   The Fund and Nuveen Advisory have agreed to indemnify the underwriters against certain liabilities, including liabilities arising under the 1933 Act, or to contribute payments the underwriters may be required to make for any of those liabilities.

                                LEGAL OPINIONS

   Morgan, Lewis & Bockius LLP, Washington, D.C., will pass on certain legal matters for the Fund, and Simpson Thacher & Bartlett, New York, New York will pass on certain legal matters for the underwriters. Morgan, Lewis & Bockius LLP and Simpson Thacher & Bartlett will rely as to certain matters under Minnesota law on the opinion of Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                    EXPERTS

   The financial statements of the Fund at October 31, 1998 and the selected per share data and ratios set forth under the caption "Financial Highlights" for the period 1989 to October 31, 1998, appearing in Part A of this Prospectus, have been audited by Ernst & Young LLP, Sears Tower, 223 South Wacker Drive, Chicago, Illinois 60606, independent auditors, as set forth on their report appearing elsewhere in this Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Ernst & Young audits and reports on the Fund's annual financial statements, reviews certain regulatory reports and the Fund's Federal income tax returns, and performs other professional accounting, auditing, tax and advisory services when engaged to do so by the Fund.

                      (This Page Intentionally Left Blank)

NUVEEN
EXCHANGE-TRADED FUNDS

MuniPreferred(R) Shares

Prospectus Part B

   The Prospectus offering MuniPreferred shares for a Nuveen closed-end fund (each, a "Fund") is divided into two parts. Part A of the Prospectus relates exclusively to a particular closed-end fund and provides specific information about the Fund's portfolio, investment objectives, and financial highlights. Part B of the Prospectus provides a more general description of the municipal bonds in which each Fund invests and related risks, and more general information about MuniPreferred shares, including the auction at which MuniPreferred shares are traded, dividends and rate periods, tax status, and voting rights. You should read both parts of the Prospectus and retain them for future reference. Except as provided in Part A or this Part B, the information contained in this Part B will apply to each Fund.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

(R)Registered Trademark of John Nuveen & Co. Incorporated

                                MUNICIPAL BONDS

   States, local governments and municipalities issue municipal bonds to raise money for public purposes such as building public facilities, refinancing outstanding obligations, and financing internal operating expenses. Municipal bonds are generally either general obligation bonds, which are backed by the full faith and credit of the issuer and may be repaid from any revenue source, or revenue bonds, which may be repaid only from the revenues of a specific facility or source. Each Fund also may buy municipal bonds that represent interests in lease obligations. These bonds carry special risks because the issuer may not be required to appropriate money annually to make payments under the lease. To reduce this risk, a Fund will only buy these bonds where the issuer has a strong incentive to continue making appropriations until the municipal bond matures. The Funds do not have any limits on investing in lease obligations that do not contain a "non-appropriation" clause.

   Each Fund may buy municipal bonds that pay a variable or floating rate of interest that changes with changes in specified market rates or indices, such as a bank prime rate or a tax-exempt money market index. As used in this Prospectus, the term "municipal bonds" includes municipal securities with relatively short-term maturities. Some of these short-term securities may be variable or floating rate securities. The Funds, however, intend to emphasize investments in municipal bonds with long- or intermediate-term maturities.

   Yields on municipal bonds depend on many factors, including the condition of the general money market and the municipal bond market, the size of a particular offering, and the maturity and rating of a particular municipal bond. Moody's and Standard & Poor's ratings represent their opinions of the quality of a particular municipal bond, but these ratings are general and are not absolute quality standards. Therefore, municipal bonds with the same maturity, coupon, and rating may have different yields, while municipal bonds with the same maturity and coupon and different ratings may have the same yield. The market value of municipal bonds will vary with changes in interest rates and in the ability of their issuers to make interest and principal payments.

   Obligations of municipal bond issuers are subject to bankruptcy, insolvency, and other laws affecting the rights and remedies of creditors. These obligations also may be subject to future Federal or state laws or referenda that extend the time to payment of interest and/or principal, or that constrain the enforcement of these obligations or the power of municipalities to levy taxes. Legislation or other conditions may materially affect the power of a municipal bond issuer to pay interest and/or principal when due.

                             PORTFOLIO INVESTMENTS

   Each Fund buys municipal bonds with different maturities and intends to maintain an average portfolio maturity of 15 to 30 years, although this may be shortened depending on market conditions. As a result, a Fund's portfolio may include long-term and intermediate-term municipal bonds. If the long-term municipal bond market is unstable, a Fund may temporarily invest up to 100% of its assets in temporary investments. Temporary investments are high quality, generally uninsured, short-term municipal bonds that may either be tax-exempt or taxable. Each Fund will buy taxable temporary investments only if suitable tax-exempt temporary investments are not available at reasonable prices and yields. Each Fund will invest only in taxable temporary securities that are U.S. Government securities or corporate debt securities rated within the highest grade by Moody's or Standard & Poor's, and that mature within one year from the date of issuance. The Funds' policies on securities ratings only apply when the Fund buys a security, and a Fund is not required to sell securities that have been downgraded. See Appendix A to the Statement of Additional Information for a description of securities ratings. Each Fund also may invest in taxable temporary investments that are certificates of deposit from U.S. banks with assets of at least $1 billion, or repurchase agreements. While income on taxable temporary investments is taxable in the hands of the recipients of that income, the Fund intends to allocate taxable income, if any, to the Fund's common shareholders to the extent this income is not necessary to pay dividends on MuniPreferred shares, to redeem MuniPreferred shares, or to otherwise meet the liquidation preference of MuniPreferred shares. See "Tax Matters."

                    INSURED FUNDS: MUNICIPAL BOND INSURANCE

   The following discussion relates only to the following Funds: Nuveen Insured Quality Municipal Fund, Inc.; Nuveen Insured Municipal Opportunity Fund, Inc.; Nuveen Premier Insured Municipal Income Fund, Inc.; Nuveen New York Select Quality Municipal Fund, Inc.; Nuveen New York Investment Quality Municipal Fund, Inc.; Nuveen New York Quality Income Municipal Fund, Inc. and Nuveen Insured Premium Income Municipal Fund 2.

   Each insured municipal bond a Fund acquires will be covered by a specific insurance policy (either original issue insurance or secondary market insurance) or portfolio insurance. While each Fund has obtained several policies of portfolio insurance, a Fund may emphasize investments in municipal bonds insured under specific insurance policies. Each Fund has obtained portfolio insurance from the insurers described in Appendix C to the Statement of Additional Information and may in the future obtain portfolio insurance from other insurers. In any event, each Fund has obtained and in the future will only obtain portfolio insurance issued by insurers whose claims-paying ability Moody's rates "Aaa" or Standard & Poor's rates "AAA." There is no limit on the percentage of a Fund's assets that may be invested in municipal bonds insured by any one insurer.

   Municipal bonds covered by a specific insurance policy, rather than by portfolio insurance, will be rated "Aaa" by Moody's or "AAA" by Standard & Poor's, because of the rating of the insurer's claims-paying ability. Municipal bonds covered by portfolio insurance, however, will be rated based primarily on the credit characteristics of the issuer, without regard to the portfolio insurance, and generally will be rated below "Aaa" or "AAA." While a Fund holds a municipal bond covered by portfolio insurance, it will, effectively, be of the same credit quality as a municipal bond covered by a specific insurance policy.

   Each Fund's policy of buying municipal bonds insured by insurers whose claims-paying ability is rated "Aaa" or "AAA" applies only when the Fund buys the municipal bond. If either rating agency downgrades an insurer's claims-paying ability, the Fund is not required to sell bonds covered by that insurer's policies. If a rating agency downgrades its rating of an insurer, it likely would downgrade its rating of a municipal bond covered by that insurer's original issuance insurance or secondary market insurance. Municipal bonds in the Fund's portfolio covered by that insurer's portfolio insurance also would be downgraded. Moody's and Standard & Poor's continually assess the claims-paying ability of insurers and the creditworthiness of municipal bond issuers, and the Fund cannot guarantee that Moody's and Standard & Poor's will not downgrade their ratings. The value of municipal bonds covered by portfolio insurance that are in default or in significant risk of default will be determined by separately establishing a value for the municipal bond and a value for the portfolio insurance.

   Original Issue Insurance. The issuer of municipal bonds or a third party buys original issue insurance for a particular issue of municipal bonds at the time the municipal bonds are issued. Under this insurance, the insurer unconditionally guarantees to the holder of the municipal bond the timely payment of principal and interest when and as these payments become due if the issuer does not pay them. However, if the due date of the principal is accelerated because of mandatory or optional redemption (other than acceleration because of a mandatory sinking fund payment), default or otherwise, the payments guaranteed may be made in the amounts and at the times as principal payments would have been due had there not been any acceleration. The insurer is responsible for these payments less any amounts the holders receive from any trustee for the municipal bonds issuer or from any other source. Original issue insurance does not guarantee the payment of any redemption premium (except for certain premium payments for certain small issue industrial development and pollution control municipal bonds), the value of the Fund's shares or the market value of municipal bonds, or payments of any tender purchase price upon the tender of the municipal bonds. Original issue insurance also does not insure against nonpayment of principal or interest on municipal bonds resulting from the insolvency, negligence or any other act or omission of the trustee or other paying agent for these bonds.

   Original issue insurance remains in effect as long as the municipal bonds it covers remain outstanding and the insurer remains in business, regardless of whether the Fund ultimately disposes of these municipal bonds. Consequently, original issue insurance may be considered to represent an element of market value of the municipal bonds so insured, but the exact effect, if any, of this insurance on the market value cannot be estimated.

   Secondary Market Insurance. After a municipal bond is issued, the Fund or a third party may purchase insurance on that security. Secondary market insurance generally provides the same type of coverage as original issue insurance and, as with original issue insurance, secondary market insurance remains in effect as long as the municipal bonds it covers remain outstanding and the insurer remains in business, regardless of whether the Fund ultimately disposes of these municipal bonds.

   One of the purposes of acquiring secondary market insurance for a particular municipal bond is to enable the Fund to enhance the value of the security. The Fund, for example, might seek to buy a particular municipal bond and obtain secondary market insurance for it if, in Nuveen Advisory's opinion, the market value of the security, as insured, would exceed the current value of the security without insurance plus the cost of the secondary market insurance. Similarly, if the Fund owns but wishes to sell a municipal bond that is then covered by portfolio insurance, the Fund might seek to obtain secondary market insurance for it if, in Nuveen Advisory's opinion, the net proceeds of the Fund's sale of the security, as insured, would exceed the current value of the security plus the cost of the secondary market insurance. In determining whether to insure municipal bonds the Fund owns, an insurer will apply its own standards, which correspond generally to the standards it has established for determining the insurability of new issues of municipal bonds. See "Original Issue Insurance" above.

   Portfolio Insurance. Each Fund has purchased several policies of portfolio insurance, each of which would guarantee the payment of principal and interest on specified eligible municipal bonds the Fund has bought. Except as described below, portfolio insurance generally provides the same type of coverage as original issue insurance or secondary market insurance. Municipal bonds insured under one portfolio insurance policy would generally not be insured under any other policy the Fund buys. A municipal bond is eligible for coverage under a policy if it meets certain requirements of the insurer. If a municipal bond is already covered by original issue insurance or secondary market insurance, then the security is not required to be additionally insured under any portfolio insurance policy that the Fund may buy.

   Each portfolio insurance policy will terminate for any municipal bond that has been redeemed or that the Fund has sold, on the date of redemption or the settlement date of sale, and an insurer will not have any liability thereafter under a policy for any municipal bond, except that if the redemption date or settlement date occurs after a record date and before the related payment date for any municipal bond, the policy will terminate for that municipal bond on the business day immediately following the payment date.

   One or more portfolio insurance policies may provide the Fund, under an irrevocable commitment of the insurer, with the option to exercise the right to obtain permanent insurance for a municipal bond that the Fund will sell. The Fund would exercise the right to obtain permanent insurance upon payment of a single, predetermined insurance premium payable from the sale proceeds of the municipal bond. The Fund expects to exercise the right to obtain permanent insurance for a municipal bond only if, in Nuveen Advisory's opinion, upon the exercise the net proceeds from the sale of the municipal bond, as insured, would exceed the proceeds from the sale of the security without insurance.

   The permanent insurance premium for each municipal bond is determined based upon the insurability of each security as of the date the Fund originally bought the security. This premium will not be increased or decreased for any change in the security's creditworthiness, unless the security is in default as to payment of principal or interest, or both. If this happens, the permanent insurance premium will be subject to an increase predetermined at the date of the Fund's purchase.

   Each Fund generally intends to retain any insured bonds covered by portfolio insurance that are in default or in significant risk of default and to place a value on the insurance, which ordinarily will be the difference between the market value of the defaulted bond and the market value of similar bonds of minimum investment grade (that is, rated "Baa" or "BBB") that are not in default. In certain circumstances, however, Nuveen Advisory may determine that an alternative value for the insurance, such as the difference between the market value of the defaulted bond and either its par value or the market value of similar bonds that are not in default or in significant risk of default, is more appropriate. To the extent that the Fund holds defaulted municipal bonds, it may be limited in its ability to manage its investment portfolio and to purchase other bonds. Except as described above for bonds covered by portfolio insurance that are in default or subject to significant risk of default, the Fund will not place any value on the insurance in valuing the municipal bonds it holds.

   Because each portfolio insurance policy will terminate for a particular covered bond on the date a Fund sells that bond, the insurer will be liable only for those payments of principal and interest that are then due and owing (unless the Fund obtains permanent insurance). Portfolio insurance will not enhance the marketability of the Fund's bonds, whether or not the bonds are in default or in significant risk of default. On the other hand, because original issue insurance and secondary market insurance will remain in effect as long as the municipal bonds they cover are outstanding, these insurance policies may enhance the marketability of these bonds even when they are in default or in significant risk of default, but the exact effect, if any, on marketability, cannot be estimated. Accordingly, the Fund may determine to retain or, alternatively, to sell municipal bonds covered by original issue insurance or secondary market insurance that are in default or in significant risk of default.

   Each Fund generally pays the premiums for a portfolio insurance policy monthly, and premiums are adjusted for purchases and sales of municipal bonds covered by the policy during the month. The yield on the Fund's portfolio is reduced to the extent of the insurance premiums the Fund pays which, in turn, will depend upon the characteristics of the covered municipal bonds. If the Fund were to buy secondary market insurance for any municipal bond then covered by a portfolio insurance policy, the coverage and the obligation to pay monthly premiums under the portfolio policy would cease.

                            INVESTMENT RESTRICTIONS

   The following investment restrictions are fundamental policies of each Fund which may not be changed without the approval of the holders of a majority of the outstanding shares of common and MuniPreferred shares (voting together as a single class) and of the holders of a majority of the outstanding shares of MuniPreferred shares (voting as a separate class).

   Each Fund may not:

  . Invest more than 25% of its total assets in securities of issuers in any one industry, other than municipal bonds issued by states and local governments and their instrumentalities or agencies (not including those backed only by the assets and revenues of non-governmental users), and municipal bonds issued or guaranteed by the U.S. Government or its instrumentalities or agencies; and

  . Invest more than 5% of its total assets in securities of any one issuer
    (not including securities of the U.S. Government and its agencies, or the investment of 25% of the Fund's total assets).

   See the Statement of Additional Information for additional fundamental and non-fundamental policies of each Fund.

   Moody's and Standard & Poor's, in connection with establishing and maintaining ratings on the Fund's MuniPreferred shares, restrict a Fund's ability to borrow money, sell securities short, lend securities, buy and sell futures contracts, and write put or call options. Each Fund does not expect that these restrictions will adversely affect its ability to achieve its investment objectives. These restrictions are not fundamental policies and a Fund may change them without shareholder approval.

   Except to the extent that a Fund invests in temporary investments, each Fund will invest substantially all of its assets in municipal bonds that pay interest that is exempt from regular Federal income tax. No Fund has set any limit on the percentage of its portfolio that may be invested in municipal bonds subject to the Federal alternative minimum tax. Because a substantial part of the income from these bonds is expected to be subject to the Federal alternative minimum tax, MuniPreferred shares may not be a suitable investment for shareholders subject to this tax. Suitability will depend on a comparison of the Fund's likely after-tax yield with the likely after-tax yield from comparable tax-exempt investments not subject to the alternative minimum tax, and with fully taxable investments, in light of an investor's tax position. Special considerations apply to corporate shareholders. See "Tax Matters."

                                 RISK FACTORS

   Risk is inherent in all investing. Investing in any investment company security involves risk, including the risk that you may receive little or no return on your investment or even that you may lose part or all of your investment. Therefore, before investing you should consider carefully the following risks that you assume when you invest in MuniPreferred shares.

   Tax Risk. Based upon an opinion of counsel, the Fund intends to designate exempt-interest dividends to MuniPreferred shareholders and to designate its net capital gain and net investment income (if any) to common shareholders. However, this position is not binding on the IRS or the courts. If the IRS successfully challenged the Fund's position, a portion of the exempt-interest dividends designated to New MuniPreferred shareholders could be treated as capital gain or ordinary income. Also, these adverse tax consequences could be applied to taxable years preceding the year in which the IRS determination is made. As a result, the Fund might be required to issue corrected Forms 1099 and New MuniPreferred shareholders might be required to file amended tax returns. See "Tax Matters--Federal Income Tax Matters."

   Auction Risk. You may not be able to sell your MuniPreferred shares at an auction if the auction fails; that is, if there are more MuniPreferred shares offered for sale than there are buyers for those shares. The Fund believes this event is unlikely. Also, if you place hold orders (orders to retain MuniPreferred shares) at an auction only at a specified rate, and that bid rate exceeds the rate set at the auction, you will not retain your MuniPreferred shares. Finally, if you buy shares or elect to retain shares without specifying a rate below which you would not wish to continue to hold those shares, and the auction sets a below-market rate, you may receive a lower rate of return on your shares than the market rate. See "Description of MuniPreferred" and "The Auction--Summary of Auction Procedures" and "-- Acceptance or Rejection of Orders and Allocation of Shares."

   Secondary Market Risk. If you try to sell your MuniPreferred shares between auctions, you may not be able to sell any or all of your shares, or you may not be able to sell them for $25,000 per share or $25,000 per share plus accumulated dividends. If the Fund has designated a special rate period (a rate period of more than 7 days), changes in interest rates could affect the price you would receive if you sold your shares in the secondary market. Broker-dealers that maintain a secondary trading market for MuniPreferred shares are not required to maintain this market, and the Fund is not required to redeem shares either if an auction or an attempted secondary market sale fails because of a lack of buyers. MuniPreferred shares are not registered on a stock exchange or the NASDAQ stock market. If you sell your MuniPreferred shares to a broker-dealer between auctions, you may receive less than the price you paid for them, especially when market interest rates have risen since the last auction. Accrued MuniPreferred dividends, however, should at least partially compensate for the increased market interest rates.

   Ratings and Asset Coverage Risk. While Moody's and Standard & Poor's assign ratings of "aaa" or "AAA" to MuniPreferred shares (except for MuniPreferred shares of the Nuveen Michigan Quality Income Municipal Fund, Inc., which are assigned ratings of aal and AAA), the ratings do not eliminate or necessarily mitigate the risks of investing in MuniPreferred shares. A rating agency could downgrade MuniPreferred shares, which may make your shares less liquid at an auction or in the secondary market, though probably with higher resulting dividend rates. If a rating agency downgrades MuniPreferred shares, the Fund will alter its portfolio or redeem MuniPreferred shares. The Fund may voluntarily redeem MuniPreferred shares under certain circumstances. See "Description of MuniPreferred--Asset Maintenance and Rating Agency Guidelines" for a description of the asset maintenance tests the Fund must meet.

   Interest Rate Risk. The Fund issues MuniPreferred shares, which pay dividends based on short-term interest rates, and uses the proceeds to buy municipal bonds, which pay interest based on long-term yields. Long-term municipal bond yields are typically, although not always, higher than short-term interest rates. So long as the return on the Fund's long-term bond portfolio, net of Fund expenses, exceeds MuniPreferred dividend rates, the investment of the proceeds of the issuance of MuniPreferred will generate more income than is needed to pay MuniPreferred dividends, and the excess will be used to pay higher dividends on common shares. Dividends paid to MuniPreferred shareholders could, however, exceed the income from the portfolio securities purchased with the proceeds from the sale of MuniPreferred. Short-term interest rates may fluctuate. If short-term rates exceed the net rate of return on the Fund's bond portfolio, the Fund could invest up to 100% of its assets in temporary, short-term instruments. Only if MuniPreferred dividend rates were to greatly exceed the Fund's net portfolio returns would the Fund need to sell municipal bonds to pay MuniPreferred dividends, which would tend to reduce the amount of the assets standing behind the MuniPreferred shares.

   Municipal Bond Market. The amount of public information available about the municipal bonds in the Fund's portfolio is generally less than for corporate equities of bonds, and the investment performance of the Fund may therefore be more dependent on the analytical abilities of Nuveen Advisory than would be a stock fund or taxable bond fund. The secondary market for municipal bonds also tends to be less well-developed than many other securities markets, which may adversely affect the Fund's ability to sell its bonds at attractive prices.

   Inflation Risk. Inflation is the reduction in the purchasing power of money resulting from the increase in the price of goods and services. Inflation risk is the risk that the inflation adjusted (or "real") value of your MuniPreferred investment or the income from that investment will be worth less in the future. As inflation occurs, the real value of the MuniPreferred shares and distributions declines. In an inflationary period, however, it is expected that, through the auction process, MuniPreferred dividend rates would increase, tending to offset this risk.

   Credit Risk. Credit risk is the risk that an issuer of a municipal bond will become unable to meet its obligation to make interest and principal payments. If rating agencies lower their ratings of municipal bonds in a Fund's portfolio, the value of those bonds could decline, which could jeopardize the rating agencies' ratings of MuniPreferred shares. In that case, the Fund may be forced to sell downgraded portfolio securities (possibly at a loss) and buy higher-rated securities to replace them. In general, lower-rated municipal bonds are perceived to carry a greater degree of risk that the issuer will lose its ability to make interest and principal payments. Credit risk is reduced because of the Fund's asset coverage ratio for MuniPreferred shares. See "Description of MuniPreferred--Asset Maintenance and Rating Agency Guidelines."

   Year 2000 Risk. Nuveen Advisory relies on computer systems to manage the Fund's investments, process shareholder transactions, and maintain shareholder accounts. Because of the way computers historically have stored dates, some of these systems currently may not be able to process activity occurring in the year 2000. Nuveen Advisory is working with the Fund's service providers to adapt their systems to address this "Year 2000" issue. Although there can be no absolute assurance, Nuveen Advisory and the Fund expect that the necessary work will be completed on a timely basis. In addition, Year 2000 issues may affect the ability of municipal issuers to meet their interest and principal payment obligations to their bond holders, and may adversely affect the bonds' credit ratings and values. Municipal issuers may have greater Year 2000 risks than other issuers. Nuveen Advisory is requesting information from municipal issuers so that Nuveen Advisory can take the issuers' Year 2000 readiness, if made available, into account in making investment decisions. There can be no assurance that issuers will provide this information to Nuveen Advisory, or that issuers will begin or complete the work necessary to address any Year 2000 issues on a timely basis.

   State Concentration Risk. Some of the Funds invest primarily in bonds from a single state. These Funds bear investment risk from the economic, political or regulatory changes that could adversely affect municipal bond issuers in that state and therefore the value of the Fund's investment portfolio. See Part A of the Prospectus for a discussion of the specific risks for each state.

                            MANAGEMENT OF THE FUND

Board of Directors

   Each Fund's Board of Directors is responsible for the management of the Fund, including general supervision of Nuveen Advisory's duties.

Investment Adviser and Portfolio Managers

   Nuveen Advisory was organized in 1976 and is a wholly-owned subsidiary of John Nuveen & Co. Incorporated ("Nuveen"). The offices of Nuveen Advisory and Nuveen are located at 333 West Wacker Drive, Chicago, Illinois 60606. Nuveen Advisory is responsible for the selection and ongoing monitoring of the bonds in each Fund's investment portfolio. Nuveen Advisory also administers each Fund's business affairs and provides office facilities, equipment and certain administrative services. Nuveen Advisory may buy municipal bonds or other portfolio investments for a Fund from an underwriting syndicate of which Nuveen or its affiliates is a member under conditions set out in Rule 10f-3 under the 1940 Act. A Fund also may buy or sell municipal bonds or other portfolio investments from or to another Fund or account managed by Nuveen Advisory or an affiliate, under conditions set out in Rule 17a-7 under the 1940 Act.

   Founded in 1898, Nuveen currently sponsors 100 investment company portfolios with approximately $39 billion of assets under management. Nuveen is a subsidiary of The John Nuveen Company, which is a majority-owned subsidiary of The St. Paul Companies.

Portfolio Managers

   Michael Davern, a Vice President and Portfolio Manager of Nuveen Advisory (since 1997), and prior thereto Vice President and Portfolio Manager of Flagship Financial Inc., manages Nuveen Michigan Quality Income Municipal Fund, Inc. (since 1993), and Nuveen Texas Quality Income Municipal Fund (since
1998). Mr. Davern manages eight Nuveen-sponsored open-end and seven other Nuveen-sponsored closed-end investment companies.

   William Fitzgerald, a Vice President (since 1995) and Portfolio Manager (since 1998) of Nuveen Advisory, manages Nuveen Municipal Market Opportunity Fund, Inc. (since 1990), Nuveen Quality Income Municipal Fund, Inc. (since
1991), Nuveen California Performance Plus Municipal Fund, Inc. (since 1991), Nuveen California Municipal Market Opportunity Fund, Inc. (since 1991), Nuveen California Investment Quality Municipal Fund, Inc. (since 1990), Nuveen California Select Quality Municipal Fund, Inc. (since 1998), and Nuveen California Quality Income Municipal Fund, Inc. (since 1991). Mr. Fitzgerald manages three Nuveen-sponsored open-end and three other Nuveen-sponsored closed-end investment companies.

   J. Thomas Futrell, a Vice President (since 1991) and Portfolio Manager of Nuveen Advisory (since 1986), manages Nuveen Premium Income Municipal Fund, Inc. (since 1988), Nuveen Investment Quality Municipal Fund, Inc. (since
1990), and Nuveen New Jersey Investment Quality Municipal Fund, Inc. (since
1998). Mr. Futrell manages five Nuveen-sponsored open-end and four other Nuveen-sponsored closed-end investment companies.

   Richard Huber, a Vice President and Portfolio Manager of Nuveen Advisory (since 1997), and prior thereto Vice President and Portfolio Manager of Flagship Financial Inc., manages Nuveen Municipal Advantage Fund, Inc. (since
1998) and Nuveen Select Quality Municipal Fund, Inc. (since 1998). Mr. Huber manages three Nuveen-sponsored open-end investment companies.

   Steven Krupa, a Vice President and Portfolio Manager of Nuveen Advisory (since 1990), manages Nuveen Insured Municipal Opportunity Fund, Inc. (since
1991), Nuveen Insured Quality Municipal Fund, Inc. (since 1991), Nuveen Premier Insured Municipal Income Fund, Inc. (since 1998), and Nuveen Insured Premium Income Municipal Fund 2 (since 1998). Mr. Krupa manages one Nuveen-sponsored open-end investment company.

   Edward Neild, a Vice President (since 1996), and prior thereto Assistant Vice President (since 1993) of Nuveen Advisory, manages Nuveen Premium Income Municipal Fund 4, Inc. (since 1993). Mr. Neild manages one other Nuveen-sponsored closed-end investment company. He is Managing Director of Nuveen Investment Advisory Services, and has overall supervisory responsibility for Nuveen's investment and management activity.

   Thomas O'Shaughnessy, an Assistant Vice President (since 1998) and Portfolio Manager of Nuveen Advisory since 1991, manages Nuveen Pennsylvania Investment Quality Municipal Fund (since 1991), Nuveen Florida Investment Quality Municipal Fund (since 1991), and Nuveen Florida Quality Income Municipal Fund (since 1991). Mr. O'Shaughnessy manages seven Nuveen-sponsored open-end and three other Nuveen-sponsored closed-end investment companies.

   Stephen Peterson, a Vice President (since 1997) and Portfolio Manager of Nuveen Advisory (since 1991), manages Nuveen Premier Municipal Income Fund, Inc. (since 1992), Nuveen Premium Income Municipal Fund 2, Inc. (since 1994), Nuveen Performance Plus Municipal Fund, Inc. (since 1998), Nuveen New York Select Quality Municipal Fund, Inc. (since 1999), Nuveen New York Quality Income Municipal Fund, Inc. (since 1999), Nuveen New York Performance Plus Municipal Fund, Inc. (since 1999), and Nuveen New York Investment Quality Municipal Fund, Inc. (since 1999). Mr. Peterson manages one Nuveen-sponsored open-end and two other Nuveen-sponsored closed-end investment companies.

   For its services, Nuveen Advisory is paid an annual management fee for each Fund, as a percentage of average daily net assets of each Fund, according to the following schedule:

                                Management Fees

       Average Daily Net Assets                                 Management Fee
       ------------------------                                 --------------
      For the first $125 million                                    .6500%
      For the next $125 million                                     .6375%
      For the next $250 million                                     .6250%
      For the next $500 million                                     .6125%
      For the next $1 billion                                       .6000%
      For assets over $2 billion                                    .5875%

   In addition to the management fee, each Fund pays all other costs and expenses of its operations, including fees to third-party service providers such as the custodian and transfer agent, the compensation of its directors (other than those affiliated with Nuveen Advisory), legal and accounting fees, and printing expenses.

Legal Proceedings

   On June 21, 1996, a lawsuit was filed against Nuveen, Nuveen Advisory, six Nuveen-sponsored closed-end funds (Nuveen Massachusetts Premium Income Municipal Fund (ticker symbol NMT), Nuveen Insured Municipal Opportunity Fund, Inc. (NIO), Nuveen Insured Premium Income Municipal Fund, Inc. (NPE), Nuveen Premium Income Municipal Fund 2, Inc. (NPM), Nuveen Insured Premium Income Municipal Fund 2 (NPX), and Nuveen Premium Income Municipal Fund 4, Inc.
(NPT)), and two of the funds' former directors (the "Defendants"). The suit, which is pending in federal district court in the Northern District of Illinois, seeks unspecified damages, an injunction, and other relief. The plaintiffs allege that the funds' directors and Nuveen Advisory breached their fiduciary duty in connection with alleged undisclosed conflicts of interest relating to the maintenance of leverage in the funds and the alleged financial interest of the Defendants. The plaintiffs also allege various misrepresentations and omissions in prospectuses and shareholder reports about the use of leverage through the issuance and auctioning of MuniPreferred and the Defendants' alleged financial interest in maintaining leverage, and relating to expense ratios. The plaintiffs filed a motion to certify a plaintiff class (which would include current and former shareholders of all Nuveen leveraged closed-end funds) and a motion to certify a defendant class (which would include the same leveraged closed-end funds). On March 30, 1999, the court entered a memorandum opinion and order granting the Defendants' motion to dismiss four of the plaintiffs' counts; denying the Defendants' motion to dismiss the remaining count (breach of fiduciary duty under Section 36(b) of the 1940 Act) as to Nuveen Advisory, and granting the same motion as to the remaining Defendants; and denying the plaintiffs' motion to certify a plaintiff class and a defendant class. Discovery on the remaining count is proceeding.

                    CERTAIN TRADING STRATEGIES OF THE FUNDS

   When-Issued or Delayed-Delivery Securities. Each Fund may buy municipal bonds on a when-issued or delayed-delivery basis, paying for and taking delivery of the bonds at a later date, normally within 15 to 45 days of the trade date. These transactions may be more risky than transactions in which a Fund pays for and takes delivery of bonds within several days of the trade date, because the value of the bond to be purchased may decline before the delivery date. When a Fund buys on a when-issued or delayed-delivery basis, it establishes a separate account with its custodian that consists at all times of cash, cash equivalents, or liquid securities having a market value at least equal to the amount of the bonds the Fund has committed to buy. A "when-issued" municipal bond will be covered under a portfolio insurance policy upon the security's settlement date. See "Insured Funds: Municipal Bond Insurance."

   Portfolio Trading and Turnover Rate. Each Fund may buy and sell municipal bonds to accomplish its investment objective(s) in relation to actual and anticipated changes in interest rates. A Fund also may sell one municipal bond and buy another of comparable quality at about the same time to take advantage of what Nuveen Advisory believes to be a temporary price disparity between the two bonds that may result from imbalanced supply and demand. A Fund also may engage in a limited amount of short-term trading, consistent with its investment objectives. A Fund may sell securities in anticipation of a market decline (a rise in interest rates) or buy securities in anticipation of a market rise (a decline in interest rates) and later sell them, but the Fund will not engage in trading solely to recognize a gain. A Fund will attempt to achieve its investment objectives by prudently selecting municipal bonds with a view to holding them for investment. Each Fund expects, though it cannot guarantee, that its annual portfolio turnover rate generally will not exceed 100%. Turnover rate will not be a limiting factor when a Fund deems it desirable to buy or sell securities, so depending on market conditions, the turnover rate may exceed 100% in some years.

                         DESCRIPTION OF MUNIPREFERRED

General

   The following is a brief description of the terms of the New MuniPreferred shares. This is not a complete description and is subject to and entirely qualified by reference to a Fund's Articles of Incorporation or Declaration of Trust and the Statement of Preferences. These documents are filed with the Securities and Exchange Commission as exhibits to the Fund's registration statement of which this Prospectus is a part and the Statement of Preferences (the "Statement") also is Appendix B to the Fund's Statement of Additional Information. Copies may be obtained as described under "Available Information." Many of the terms in this section have a special meaning. Any terms in this section not defined have the meaning assigned to them in the Statement of Preferences.

   MuniPreferred shares are shares of preferred stock that pay dividends based on a rate set at auction. The auction usually is held weekly, but may be held less frequently. MuniPreferred shares may be bought and sold at these auctions for $25,000 per share. Shares also may trade in the secondary market. MuniPreferred shareholders, voting separately, elect at least two of a Fund's directors and will elect a majority of the Fund's directors in the unlikely event that the Fund fails to pay dividends to MuniPreferred shareholders for two years. MuniPreferred shares have a liquidation preference of $25,000 per share plus accumulated but unpaid dividends, whether or not earned or declared.

   MuniPreferred shares are fully paid and non-assessable when issued and have no preemptive, conversion, or exchange rights or rights to cumulative voting. New MuniPreferred shares will rank equally with shares of all other MuniPreferred series of a Fund, and with any other series of preferred stock of the Fund, as to payment of dividends and the distribution of the Fund's assets upon liquidation.

   As long as either Moody's or Standard & Poor's is rating MuniPreferred shares, a Fund may, without the vote of MuniPreferred shareholders, issue additional series of MuniPreferred only if (1) any additional series ranks equally with the outstanding MuniPreferred shares as to payment of dividends and distribution of assets on liquidation; and (2) the Fund obtains written confirmation from Moody's and/or Standard & Poor's that issuing additional series of MuniPreferred would not impair the rating for outstanding MuniPreferred shares.

Dividends and Rate Periods

   General. The following is a general description of dividends and rate periods. The calculation of dividends and rate periods is complex and subject to special rules. See Appendix B to the Statement of Additional Information for a description of the terms used in this section and a more detailed discussion of this topic.

   The dividend rate for the initial rate period for New MuniPreferred shares will be the rate set out on the cover of Part A of the Prospectus for a particular Fund. For subsequent rate periods, New MuniPreferred shares will pay dividends based on a rate set at these auctions, normally held weekly, but the rate set at the auction will not exceed the Maximum Rate. See "Description of MuniPreferred--Dividends and Rate Periods--Maximum Rate." Rate periods generally will be seven days, and a rate period will begin on the first business day after the auction. In most instances, dividends are also paid weekly, on the day following the end of the rate period. Each Fund, subject to certain conditions, may change the length of rate periods, designating them as "Special Rate Periods." See "Description of MuniPreferred--Dividends and Rate Periods--Designation of Special Rate Periods."

   Dividend Payments. Except as provided below, the dividend payment date will be the day after the rate period ends. If your shares normally pay dividends on Monday or Tuesday, and that day is not a business day, then your dividends will be paid on the first business day that falls after that Monday or Tuesday. If your shares normally pay dividends on Wednesday, Thursday, or Friday, and that day is not a business day, then your dividends will be paid on the first business day that falls before that Wednesday, Thursday, or Friday. See "Description of MuniPreferred--Dividends and Rate Periods-- Designation of Special Rate Periods" for a discussion of payment dates for a special rate period.

   Dividends on New MuniPreferred shares will be paid on the dividend payment date to holders of record as their names appear on a Fund's stock books, on the business day next preceding the dividend payment date. If dividends are in arrears, they may be declared and paid at any time, to holders of record as their names appear on the Fund's stock books, on that date, not more than 15 days before the payment date, as the Fund's Board of Directors may fix.

   The Depository Trust Company, in accordance with its current procedures, is expected to credit on each dividend payment date dividends received from a Fund to the accounts of its agent members, in next-day funds. "Agent members" are Broker-Dealers or broker-dealers that are members of or participants in the Depository Trust Company who act on behalf of MuniPreferred shareholders. Agent members, in turn, are expected to distribute these dividend payments to the person for whom they are acting as agents. Each of the firms listed on the front cover of Part A of the Prospectus, however, has indicated to the Funds that it or the agent member it designates will make these dividend payments available in same-day funds, rather than next-day funds, on each dividend payment date to customers that use that Broker-Dealer or its designee as its agent member. A MuniPreferred shareholder that does not use one of the firms listed on the front cover of Part A of the Prospectus, or one of its affiliates, should contact his or her Broker-Dealer or broker-dealer to determine whether it will make dividend payments available to the shareholder in same-day or next-day funds. If a Broker-Dealer or a broker-dealer that is an agent member of the Depository Trust Company does not make dividends available to MuniPreferred shareholders in same-day funds, these shareholders will not have funds available until the next business day.

   Dividend Rate Set at Auction. MuniPreferred shares pay dividends based on a rate set at auction. The auction usually is held weekly, but may be held less frequently. The auction sets the dividend rate, and MuniPreferred shares may be bought and sold at the auction. Bankers Trust Company, the auction agent, reviews orders from

Broker-Dealers on behalf of existing shareholders that wish to sell, hold at the auction rate, or hold only at a specified rate, and on behalf of potential shareholders that wish to buy MuniPreferred shares, and determines the lowest dividend rate that will result in all of the outstanding MuniPreferred shares of that series continuing to be held. The shares in this offering will trade at auction starting in the week following this offering. See "The Auction."

   Determination of Dividend Rate. Each Fund computes the dividends per share by multiplying the dividend rate determined at the auction by the following fraction: the numerator normally is seven and the denominator is 365. If a Fund has designated a special rate period, then the numerator is the number of days in the rate period, and the denominator is 360. In either case, this rate is then multiplied against $25,000 to arrive at the dividend per share. The numerator may be different if the rate period includes a holiday. If an auction for any subsequent rate period of New MuniPreferred shares is not held for any reason other than as described below, the dividend rate on those shares will be the Maximum Rate on the auction date for that subsequent rate period.

   Each Fund may only pay dividends when and if the Fund's Board of Directors declares dividends out of monies legally available for this purpose, at the applicable rate per year for this purpose and no more, payable on the dates determined as described below. If the Fund does not pay a dividend when the Board declares it, then that dividend will be added to dividends payable on those MuniPreferred shares in the future.

   Effect of Failure to Pay Dividends in Timely Manner. If a Fund fails to pay, in a timely manner, the auction agent the full amount of any dividend on any New MuniPreferred shares during any rate period (other than any special rate period of more than 364 rate period days or any rate period succeeding any special rate period of more than 364 rate period days during which a failure occurred that has not been cured), but the Fund cures the failure and pays any late charge before 12:00 Noon on the third business day following the date the failure occurred, no auction will be held for New MuniPreferred shares for the first subsequent rate period thereafter, and the dividend rate for New MuniPreferred shares for that subsequent rate period will be the Maximum Rate on the auction date for that subsequent rate period.

   If a Fund fails to pay, in a timely manner, the auction agent the full amount of any dividend on any New MuniPreferred shares during any rate period (other than any special rate period of more than 364 rate period days or any rate period succeeding any special rate period of more than 364 rate period days during which a failure occurred that has not been cured), and the Fund does not cure the failure or pay any late charge before 12:00 Noon on the third business day next succeeding the date on which the failure occurred, no auction will be held for New MuniPreferred shares for the first subsequent rate period thereafter (or for any rate period thereafter, to and including the rate period during which the failure is cured and the late charge is paid) (the late charge is to be paid only in the event Moody's is rating the shares at the time the Fund cures the failure), and the dividend rate for shares of that series for each such subsequent rate period will be an annual rate equal to the Maximum Rate on the auction date for that subsequent rate period (but with the prevailing rating for New MuniPreferred, for purposes of determining the Maximum Rate, being "Below ba3/BB-").

   If a Fund fails to pay, in a timely manner, the auction agent the full amount of any dividend on any shares of New MuniPreferred during a special rate period of more than 364 rate period days, or during any rate period succeeding any special rate period of more than 364 rate period days during which a failure occurred that has not been cured, and the Fund does not cure the failure or pay a late charge before 12:00 Noon on the fourth business day preceding the auction date for the rate period subsequent to such rate period, no auction will be held for New MuniPreferred shares for the subsequent rate period (or for any rate period thereafter, to and including the rate period during which the failure is cured and the late charge paid) (the late charge is to be paid only in the event Moody's is rating New MuniPreferred shares at the time the Fund cures the failure), and the dividend rate for New MuniPreferred shares for each such subsequent rate period will be an annual rate equal to the Maximum Rate on the auction date for each such subsequent rate period (but with the prevailing rating for New MuniPreferred, for purposes of determining the Maximum Rate, being "Below ba3/BB-").

   A Fund cures a failure to pay dividends on shares of New MuniPreferred for any rate period if, within the respective time periods described in the Statement, the Fund pays the auction agent all accumulated and unpaid dividends on the New MuniPreferred shares.

   Designation of Special Rate Periods. Each Fund may instruct the auction agent to hold auctions and pay dividends less frequently than weekly. A Fund may do this if, for example, Fund management expects that short-term rates might increase or market conditions otherwise change, in an effort to optimize the effect of the Fund's leverage on common shareholders. If a Fund decides to use a special rate period, the special rate period will consist of a number of days evenly divisible by seven and not more than 1,820 days (approximately five years), subject to certain adjustments. The Funds do not currently expect to hold auctions and pay dividends less frequently than weekly in the near future, although this has happened in the past. If a Fund designates a special rate period, changes in interest rates could affect the price you would receive if you sold your shares in the secondary market.

   Before a Fund designates a special rate period: (1) at least 20 and not more than 30 days before the first day of the proposed special rate period, the Fund must publish a notice of its intention to designate a special rate period in a newspaper circulated to the financial community in New York, and must mail a notice to MuniPreferred shareholders of that series of its intent to designate a special rate period; (2) the Fund must inform the auction agent by 11:00 a.m. Eastern time on the second business day before the first day of the proposed special rate period; (3) an auction must have been held in the rate period before the special rate period, and in that auction potential shareholders seeking a dividend rate equal to or lower than the dividend rate resulting from the auction entered bid orders for as many or more MuniPreferred shares than current shareholders entering sell orders submitted and current shareholders entering bid orders and seeking a dividend rate higher than the dividend rate resulting from the auction; and (4) the Fund must deposit the redemption price with the auction agent for any shares of that series it has decided to redeem.

   If a Fund has designated a special rate period of 14, 21, or 28 days, then dividends will be paid weekly on the same day of the week on which dividends are paid in a seven day rate period. The dividend payment date for a special rate period of more than 28 days will be set out in the notice designating a special rate period. The dividend payment date will be a business day, and the last dividend payment date for any special rate period will be the business day immediately following the last day of the special rate period. After any special rate period, the rate periods normally will be seven days, and dividends on New MuniPreferred shares will be payable, except as described below, on each succeeding regular dividend payment date, but the Fund may further designate any subsequent rate period as a special rate period.

   Maximum Rate. The dividend rate that results from an auction for New MuniPreferred shares will not be greater than the Maximum Rate, which is:

     (a) for any auction date which is not the auction date immediately prior to the first day of any proposed special rate period, the product of (i) the Reference Rate on that auction date for the next rate period of New MuniPreferred shares and (ii) the Rate Multiple on that auction date, unless New MuniPreferred shares have or had a special rate period (other than a special rate period of 28 days or fewer) and an auction at which "sufficient clearing bids" existed has not yet occurred after that special rate period for a minimum rate period (seven days) of New MuniPreferred shares, in which case the higher of:

       (A) the dividend rate on New MuniPreferred shares for the then-ending rate period; and

       (B) the product of (x) the higher of (I) the Reference Rate on that auction date for a rate period equal in length to the then-ending rate period of New MuniPreferred shares, if the then-ending rate period was 364 days or fewer, or the Treasury Note Rate on that auction date for a rate period equal in length to the then-ending rate period of New MuniPreferred shares, if the then-ending rate period was more than 364 days, and (II) the Reference Rate on that auction date for a rate period equal in length to that special rate period of New MuniPreferred shares, if that special rate period was 364 days or fewer, or the Treasury Note Rate on that auction date for a rate period equal in length to that special rate period, if that special rate period was more than 364 days and (y) the Rate Multiple on that auction date; or

     (b) for any auction date that is the auction date immediately prior to the first day of any proposed special rate period, the product of (i) the highest of (x) the Reference Rate on that auction date for a rate period equal in length to the then-ending rate period of New MuniPreferred shares, if the then-ending rate period was 364 days or fewer, or the Treasury Note Rate on that auction date for a rate period equal in length to the then-ending rate period of New MuniPreferred shares, if the then-ending rate period was more than 364 days, (y) the Reference Rate on that auction date for the special rate period for which the auction is being held if that special rate period is 364 days or fewer or the Treasury Note Rate on that auction date for the special rate period for which the auction is being held if that special rate period is more than 364 days, and (z) the Reference Rate on that auction date for minimum rate periods and (ii) the Rate Multiple on that auction date.

   The "Reference Rate" is, for a seven-day rate period or a special rate period of 28 days or less, the higher of the taxable equivalent of the short-term municipal bond rate and the "AA" Composite Commercial Paper Rate; for a special rate period of more than 28 but less than 183 days, the "AA" Composite Commercial Paper Rate; and for a special rate period of more than 182 but less than 365 days, the Treasury Bill Rate.

   The "AA" Composite Commercial Paper Rate, Treasury Note Rate, and Treasury Bill Rate will be the rates announced on the auction date for the business day immediately before the auction date. See Appendix B to the Statement of Additional Information for a definition of these rates and the taxable equivalent of the short-term municipal bond rate. The "Rate Multiple" will be a percentage, determined as set out below, based on the prevailing rating of MuniPreferred shares of that series in effect at the close of business on the business day immediately before the auction date. See Page B-A-5 of Appendix B to the Statement of Additional Information for a description of "prevailing rating."

      Prevailing MuniPreferred Rating                                 Percentage
      -------------------------------                                 ----------
      aa3/AA- or higher..............................................    110%
      a3/A-..........................................................    125%
      baa3/BBB-......................................................    150%
      ba3/BB-........................................................    200%
      Below ba3/BB-..................................................    250%

   Restrictions on Dividends and Other Distributions. When a Fund has any MuniPreferred shares outstanding, the Fund may not pay any dividend or distribution (other than a stock dividend) to shareholders of its common stock unless (1) it has paid all cumulative dividends on MuniPreferred shares; (2) it has redeemed any MuniPreferred shares that it has called for mandatory redemption, and (3) after paying the dividend, the Fund meets Moody's and Standard & Poor's asset coverage requirements for "aaa" and "AAA" ratings, respectively (or aa1 and AAA, in the case of the Nuveen Michigan Quality Income Municipal Fund, Inc.) and 1940 Act asset coverage requirements.

Redemption

   You do not have the right to redeem your MuniPreferred shares. A Fund will be required to redeem your shares in certain circumstances, and has the right to redeem your MuniPreferred shares under certain conditions.

   Mandatory Redemption. Each Fund is required under the 1940 Act to maintain a ratio of total assets to MuniPreferred shares of at least two to one (200% asset coverage). Essentially, for every two dollars of Fund assets, a Fund can issue one dollar of MuniPreferred shares (measured by liquidation preference). Each Fund's Articles of Incorporation or Declaration of Trust require it to redeem MuniPreferred shares if it does not maintain this two to one ratio. After the offering, each Fund expects that its asset coverage will be approximately 285%. Each Fund also must redeem MuniPreferred shares if it fails to maintain the rating agencies' MuniPreferred Basic Maintenance Amount. See "Description of MuniPreferred--Asset Maintenance and Rating Agency Guidelines --Rating Agencies." The redemption price will be $25,000 per share plus the amount of accumulated but unpaid dividends, up to the redemption date. A Fund will redeem only the amount of MuniPreferred shares necessary to comply with the 1940 Act restrictions, the rating agencies' requirements, or both.

   Optional Redemption. Each Fund may, but is not required to, redeem MuniPreferred shares under certain conditions. The redemption price will be $25,000 per share plus the amount of accumulated but unpaid dividends, up to the redemption date. A Fund may redeem MuniPreferred shares in whole or in part, on the second business day before any dividend payment date for shares of that series, out of funds legally available, at the redemption price, but
(1) the Fund may not redeem shares in part if after the partial redemption there are fewer than 500 shares of that series outstanding; and (2) the notice establishing a special rate period of shares of that series may provide that shares of that series may not be redeemable during all or a part of the special rate period, or shall be redeemable only upon payment of specified redemption premiums. The Fund also may redeem shares as a whole but not in part, out of funds legally available, on the first day after any dividend period included in a special rate period of more than 364 days if, on the date the dividend rate was determined for shares of that series for the special rate period, the dividend rate equaled or exceeded the yield on the most recently auctioned U.S. Treasury note with a remaining maturity closest to the same special rate period.

   Notice of Redemption. Notice of redemption will be made by mailing a notice to each shareholder of any series to be redeemed, at least 20 but not more than 45 days before the redemption date, at the address as it appears in a Fund's stock books. The notice will state (1) the redemption date; (2) the number of shares of each MuniPreferred series to be redeemed; (3) the CUSIP number for that series; (4) the redemption price; (5) that the dividends on shares to be redeemed will cease to accumulate on the redemption date; and (6) the provisions of the Statement of Preferences under which the redemption is made. If the Fund intends to redeem fewer than all of the shares of a series, the notice will state the number of shares to be redeemed from the shareholder.

   Other Redemption Procedures. If a Fund mails a notice of redemption, but does not redeem shares because there are no legally available monies for this purpose, the Fund will redeem shares as soon as practicable when monies are legally available. The Fund will be deemed to have failed to redeem shares at any time after a redemption date when the Fund has failed, for any reason, to deposit the redemption price for those shares with the auction agent. Even if the Fund has failed to redeem shares for which a notice has been mailed, dividends on MuniPreferred shares may be declared and paid on all shares of MuniPreferred, including those shares for which a notice of redemption has been mailed.

   When the Fund has mailed a notice of redemption and deposited monies sufficient to redeem those shares with the auction agent, dividends on those shares will cease to accumulate and the shares will no longer be deemed to be outstanding for any purpose. All rights of the holders of these shares will cease except for the right to receive the redemption price, but without any interest or other payments. The Fund is entitled to receive from the auction agent, promptly after the redemption date, any monies deposited in excess of the redemption price of the shares called for redemption, and all other amounts to which MuniPreferred shares called for redemption may be entitled. Any deposited funds that are unclaimed after 90 days from the redemption date will, if permitted by law, be repaid to the Fund. After this time MuniPreferred shareholders whose shares were called for redemption may look only to the Fund for payment of the redemption price and all other amounts to which they may be entitled. The Fund may receive, after the redemption date, any interest on the funds deposited with the auction agent.

   If any dividends on MuniPreferred shares of a series are in arrears, a Fund may not redeem any MuniPreferred shares of that series unless it redeems all outstanding shares of that series simultaneously, and the Fund may not buy or acquire any MuniPreferred shares of that series. This will not prevent the Fund from buying or acquiring all of the outstanding shares of that MuniPreferred series through the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to, and accepted by, all holders of outstanding shares of that series of MuniPreferred.

Liquidation

   If a Fund is liquidated, MuniPreferred shareholders will receive $25,000 per share, plus all dividends that have been declared but not paid, subject to the rights of holders of shares ranking equally with MuniPreferred shares as to distribution of assets on liquidation. MuniPreferred shareholders will receive these payments before any common shareholders receive any payments or distributions. After MuniPreferred shareholders have been paid, they will not have the right to receive any remaining assets of the Fund. The Fund will not be considered "liquidated" if it sells all or substantially all of its property, or merges or consolidates with or into any other corporation.

Asset Maintenance and Rating Agency Guidelines

   1940 Act. The 1940 Act requires each Fund to maintain, immediately after the issuance of New MuniPreferred, asset coverage of at least 200% for senior securities that are stock, including MuniPreferred shares. Each Fund's Articles of Incorporation or Declaration of Trust require the Fund to maintain, as of the last business day of each month in which any MuniPreferred shares are outstanding, asset coverage of at least 200% for MuniPreferred shares (or other asset coverage that the 1940 Act may require in the future). If a Fund fails to maintain this asset coverage, and the Fund does not cure this failure as of the last business day of the following month, the Articles of Incorporation or Declaration of Trust require the Fund under certain circumstances to redeem MuniPreferred shares. See "Description of MuniPreferred--Redemption." Based on the composition of each Fund's portfolio and market conditions as of the date of the offering, assuming the issuance of all shares of New MuniPreferred for each Fund, and taking into account the deduction of offering costs and sales loads, the asset coverage for each Fund's MuniPreferred shares would have been approximately 285%.

   Rating Agencies. So long as a Fund has MuniPreferred shares outstanding, the Fund is required to maintain ratings for MuniPreferred shares of "aaa" from Moody's or "AAA" from Standard & Poor's (aal or AAA, in the case of the Nuveen Michigan Quality Income Municipal Fund, Inc.). These ratings reflect the rating agencies' opinion of the creditworthiness of MuniPreferred shares. The Fund will pay fees to Moody's and/or Standard & Poor's for these ratings. A preferred stock rating is a rating agency's assessment of the issuer's capacity and willingness to pay preferred share obligations. MuniPreferred ratings are not recommendations to buy, hold, or sell MuniPreferred shares, because they do not comment on market price or suitability for a particular investor. Ratings agency guidelines do not address the likelihood that a shareholder will be able to sell its shares at an auction or otherwise. The ratings are based on current information the Fund and Nuveen Advisory furnish to the rating agencies, and on information obtained from other sources. The rating agencies may change, suspend, or withdraw their ratings because of changes in, or the unavailability of, this information. No rating agency has rated the Fund's common stock.

   Moody's and Standard & Poor's have developed guidelines the Funds must follow to maintain these ratings. The guidelines are designed to ensure that portfolio securities underlying MuniPreferred shares will be sufficiently varied, and of sufficient quality and amount, to justify the assigned ratings. While the guidelines do not have the force of law, each Fund has adopted them to obtain the rating agencies' ratings on MuniPreferred shares. The guidelines supplement and in some cases are more restrictive than the 1940 Act's requirements for closed-end funds that issue preferred stock. A Fund may, but is not required to, adopt any modifications to these guidelines that Moody's or Standard & Poor's may later establish. If a Fund fails to adopt these modifications, however, the rating agencies may change or withdraw their ratings. In any event, the rating agencies may at any time change or withdraw their ratings. Because each Fund must maintain "aaa" (from Moody's) or "AAA" (from Standard & Poor's) ratings on MuniPreferred shares (aal or AAA, in the case of the Nuveen Michigan Quality Income Municipal Fund, Inc.), each Fund would be required to take action if the rating agencies lowered or withdrew their ratings. See "Description of MuniPreferred--Redemption." A Fund's Board of Directors may, without shareholder approval, change certain definitions or restrictions that the Fund has adopted in connection with the rating agency guidelines, but only if Moody's or Standard & Poor's has confirmed to the Fund or the Board in writing that any change would not impair their ratings of MuniPreferred shares.

   The rating agencies also limit some of each Fund's activities. So long as a rating agency is rating a Fund's MuniPreferred shares, the Fund will only enter into futures or options transactions in accordance with that agency's guidelines and after the rating agency confirms in writing that these transactions will not impair the rating on MuniPreferred shares. In addition, a Fund may not, among other things: (1) borrow money (except to clear securities transactions or pay dividends and only if the Fund maintains the MuniPreferred Basic Maintenance Amount, described below); (2) sell securities short; or (3) lend any securities, unless the rating agency confirms in writing that the loan would not impair the rating on MuniPreferred shares. Each Fund does not intend to borrow money; each has an operating policy that prevents it from borrowing an amount greater than 5% of its total assets so long as MuniPreferred shares are outstanding; and the rating agencies restrict each Fund's ability to borrow money. Nevertheless, under certain circumstances each Fund is allowed to borrow money for temporary or emergency purposes or to repurchase shares when borrowing is deemed to be in the best interests of the common shareholders. See "Repurchase of Shares or Conversion to an Open-End Fund." If a Fund borrows, it would be required to pay interest on that debt before it pays any dividends to MuniPreferred shareholders, and it likely would have to repay the principal due before it could pay the liquidation preference on MuniPreferred shares. Interest expense will reduce the Fund's net investment income, and thus borrowing may impair the Fund's ability to pay dividends to MuniPreferred shareholders. This risk will be higher if the Fund borrows money at a variable interest rate that increases when prevailing market rates increase.

   MuniPreferred Basic Maintenance Amount. Moody's and Standard & Poor's require each Fund to maintain assets having, in the aggregate, a "discounted value" at least equal to the MuniPreferred Basic Maintenance Amount. Each rating agency has its own guidelines for determining the "discounted value" of the value of the Fund's portfolio holdings. The discount factors applied by each rating agency to portfolio securities include the sensitivity of a security's value to changes in interest rates, the liquidity and depth of the market for the security, the security's credit quality, and how often the security is marked to market. If a security in the Fund's portfolio does not meet a rating agency's guidelines, all or part of it will not be included in the calculation of "discounted value." See Appendix A to the Statement of Additional Information for a detailed description of the Moody's and Standard & Poor's rating guidelines. These requirements are discussed below.

   The Moody's and Standard & Poor's guidelines do not limit the percentage of a Fund's assets that may be invested in holdings not eligible to be included in calculating discounted value. The amount of these ineligible assets included in the portfolio at any time may vary depending upon the rating, diversification and other characteristics of the eligible assets included in the portfolio, although each Fund does not expect that in the normal course of business the value of these ineligible assets would exceed 20% of the Fund's total assets.

   The MuniPreferred Basic Maintenance Amount is, on any day, the sum of the liquidation preference value of MuniPreferred shares outstanding, accumulated but unpaid dividends, estimated dividends for the next nine weeks, a Fund's anticipated expenses for the next three months, and any other current liabilities; minus the value of any assets the Fund has set aside to pay its current liabilities.

   If a Fund does not cure its failure to maintain the MuniPreferred Basic Maintenance Amount, the Fund promptly will alter its portfolio to reattain the MuniPreferred Basic Maintenance Amount, which will cause the Fund to incur transaction costs and possible gains or losses on the sale of portfolio securities. Further, if the Fund does not cure a failure in a timely manner and Moody's and/or Standard & Poor's is rating MuniPreferred shares, the Fund will be required to redeem MuniPreferred shares. See "Description of MuniPreferred--Redemption." Nuveen Advisory will not alter the Fund's portfolio if, in its reasonable belief, the effect of the alteration would cause the Fund to have "eligible" assets (assets that can be included in the calculation of discounted value) on any business day with an aggregate discounted value of less than the MuniPreferred Basic Maintenance Amount as of the previous business day. If, however, on a business day the Fund has "eligible" assets with an aggregate discounted value that exceeds the MuniPreferred Basic Maintenance Amount by 5 percent or less as of the previous business day, Nuveen Advisory will not alter the Fund's portfolio in a manner reasonably expected to reduce the discounted value of the Fund's eligible assets, unless the Fund confirms that after the alteration, the aggregate discounted value of the Fund's eligible assets would exceed the MuniPreferred Basic Maintenance Amount.

Voting Rights

   MuniPreferred shareholders generally have equal voting rights with common shareholders (that is, each common or MuniPreferred share has one vote), and will vote with them as a single class. MuniPreferred shareholders vote separately in several circumstances. First, MuniPreferred shareholders vote as a separate class to elect two of a Fund's directors, and to elect a majority of the Fund's directors if the Fund fails to pay dividends to MuniPreferred shareholders for two years. The common shareholders and the MuniPreferred shareholders, voting together, will elect the remaining directors, in each case. Second, a majority of MuniPreferred shareholders, voting as a separate class, must approve a Fund's conversion from a closed-end to an open-end fund, or a plan of reorganization adversely affecting the MuniPreferred shares. Third, a majority of MuniPreferred shareholders, voting as a separate class, must approve changes to a Fund's fundamental investment policies.

   For those Funds organized as Minnesota corporations, when MuniPreferred shareholders vote as a class, Minnesota law requires a vote of holders of a majority of the MuniPreferred shares to approve the action, unless the Fund's Articles of Incorporation or the 1940 Act require a different percentage. For those Funds organized as Massachusetts business trusts, when MuniPreferred shareholders vote as a class, the Declaration of Trust generally requires a vote of holders of a majority of the MuniPreferred shares to approve the action, unless the 1940 Act requires a different percentage.

   Each Fund may not, without the approval of holders of a majority of the MuniPreferred shares: (1) create or issue any class of security that ranks superior to shares of MuniPreferred, as to paying dividends or distributing assets if the Fund liquidates, or (2) materially modify the Fund's Articles of Incorporation, Declaration of Trust, or the Statement of Preferences to affect the rights or powers of the MuniPreferred shareholders. Subject to certain rating agency approvals, the Board, without the vote or consent of the MuniPreferred shareholders, may from time to time authorize and create (and a Fund may from time to time issue) additional shares of any series of MuniPreferred or classes or series of preferred stock that rank equal to shares of MuniPreferred as to the payment of dividends and the distribution of assets upon liquidation.

   If you do not vote your MuniPreferred shares, and you hold your shares through a member of the New York Stock Exchange, the Exchange's rules allow your Broker-Dealer or broker-dealer to vote them for you and for all of its customers who own MuniPreferred shares but have not voted, if: (1) the Broker-Dealer or broker-dealer has sent you the proxy; (2) you have not instructed your Broker-Dealer or broker-dealer how to vote your shares; (3) the owners of at least 30% of the MuniPreferred shares of a particular Fund (or shares of each series of a Fund's MuniPreferred shares, when a series-by-series vote is required) have voted; (4) less than 10% of the MuniPreferred shares of a particular Fund (or shares of each series of the Fund's MuniPreferred shares, when a series-by-series vote is required) have voted against the proposal; (5) in situations when the common and MuniPreferred shareholders vote together on the proposal, the common shareholders have approved the proposal; and (6) a majority of the Fund's independent directors approved the proposal. Your Broker-Dealer or broker-dealer will vote your shares in the same proportion as all of its other customers who own MuniPreferred shares and who actually voted. For example, if 60% of a Broker-Dealer's customers who own MuniPreferred shares vote their shares, and 92% vote "for" a proposal and 8% vote "against," then the Broker-Dealer will vote the remaining 40% of its customers' MuniPreferred shares 92% "for" and 8% "against." If you do not hold your shares through a member of the New York Stock Exchange, your Broker-Dealer, broker-dealer, or other nominee may not be able to vote your shares for you and for all of its customers who own MuniPreferred shares but have not voted, depending on the rules applicable to that Broker-Dealer, broker-dealer, or nominee.

                                  THE AUCTION

Summary of Auction Procedures

   The following is a brief summary of the auction procedures. They are described in more detail after this summary. The auction procedures are complicated, and there are exceptions to these procedures. Many of the terms in this section have a special meaning. Any terms in this section not defined have the meaning assigned to them in the Statement of Preferences. See Appendix B to the Statement of Additional Information for a full description of the auction procedures. The auction determines the Applicable Rate (the dividend rate) for MuniPreferred shares, but the Applicable Rate will not be higher than the Maximum Rate. See "Description of MuniPreferred--Dividends and Rate Periods--Maximum Rate." You also may buy or sell shares in the auction.

   If you own MuniPreferred shares, you may instruct, orally or in writing, a Broker-Dealer or a broker-dealer that has entered into an agreement with a Broker-Dealer, to enter an order in the auction. If your broker-dealer is not an agent member of the Depository Trust Company, or an affiliate of an agent member, it may submit orders for MuniPreferred shares to John Nuveen & Co. Incorporated. Existing MuniPreferred shareholders can enter three kinds of orders regarding their MuniPreferred shares: sell, bid, and hold.

  . If you enter a sell order, you indicate that you want to sell shares of MuniPreferred at $25,000 per share, no matter what the next rate period's Applicable Rate will be.

  . If you enter a bid (or "hold at a rate") order, you indicate that you want to sell shares of MuniPreferred only if the next rate period's Applicable Rate is less than the rate you specify.

  . If you enter a hold order, you indicate that you want to continue to own shares of MuniPreferred, no matter what the next rate period's Applicable Rate will be.

   You may enter different types of orders for your MuniPreferred shares, as well as orders for additional MuniPreferred shares. All orders must be for whole shares. All orders you submit are irrevocable. There are a fixed number of MuniPreferred shares, and the Applicable Rate likely will vary from auction to auction depending on the number of bidders, the number of shares the bidders seek to buy, and general economic conditions including current interest rates. If you own MuniPreferred shares and submit a bid higher than the Maximum Rate, your bid will be treated as a sell order. If you do not enter an order, the Broker-Dealer will assume that you want to continue to hold MuniPreferred shares, but if you fail to submit an order and the rate period is longer than 28 days, the Broker-Dealer will treat your failure to submit a bid as a sell order.

   If you do not currently own shares of MuniPreferred, or want to buy more shares, you may instruct a Broker-Dealer, or a broker-dealer that has entered into an agreement with a Broker-Dealer, to enter a bid order to buy shares in an auction at $25,000 per share, at a specified dividend rate. If your bid specifies a rate higher than the Maximum Rate, your order will not be accepted.

   Broker-Dealers will submit orders from existing and potential shareholders to the auction agent. Neither the Fund nor the auction agent will be responsible for a Broker-Dealer's failure to submit orders from existing shareholders and potential shareholders. A Broker-Dealer's failure to submit orders for MuniPreferred shares held by it or its customers will be treated in the same manner as a shareholder's failure to submit an order to the Broker-Dealer. A Broker-Dealer (other than an affiliate of a Fund) may submit orders to the auction agent for its own account.

   If the number of MuniPreferred shares of a series subject to bid orders with a dividend rate equal to or lower than the Maximum Rate for shares of that series is at least equal to the number of MuniPreferred shares of that series subject to sell orders, then the Applicable Rate for the next rate period will be the lowest rate submitted which, taking into account that rate and all lower rates submitted in order from existing and potential shareholders, would result in existing and potential shareholders owning all the MuniPreferred shares available for purchase in the auction.

   If the number of MuniPreferred shares of a series subject to bid orders with a dividend rate equal to or lower than the Maximum Rate for shares of that series is less than the number of MuniPreferred shares of that series subject to sell orders, then the auction is considered to be a failed auction, and the dividend rate will be the Maximum Rate. In that event, existing shareholders that have submitted sell orders (or are treated as having submitted sell orders) may not be able to sell any or all the shares for which they submitted sell orders.

   The auction agent will not accept a bid above the Maximum Rate from a potential shareholder, and will treat such a bid from an existing shareholder as a sell order. The purpose of the Maximum Rate is to place an upper limit on MuniPreferred dividends and in so doing to help protect the earnings available to pay common share dividends, and to serve as the Applicable Rate in the event of a failed auction (that is, an auction where there are more MuniPreferred shares offered for sale than there are buyers for those shares).

   If Broker-Dealers submit or are deemed to submit hold orders for all outstanding shares of a series of MuniPreferred, this is considered an "all hold" auction and the Applicable Rate for the next rate period will be the All Hold Order Rate. See "The Auction--Determination of Sufficient Clearing Bids, Winning Bid Rate, and Applicable Rate" and Appendix B to the Statement of Additional Information for a description of this rate.

   The auction procedures include a pro rata allocation of shares for purchase and sale. This may result in an existing shareholder continuing to hold or selling, or a potential shareholder buying, fewer shares than the number of shares in its order. If this happens, Broker-Dealers will be required to make appropriate pro rata allocations among their customers.

   Settlement of purchases and sales will be made on the next business day (which also is a dividend payment date) after the auction date, through the Depository Trust Company. Purchasers will pay for their shares through Broker-Dealers in same-day funds to the Depository Trust Company against delivery to the Broker-Dealers. The Depository Trust Company will make payment to the sellers' Broker-Dealers in accordance with its normal procedures, which require Broker-Dealers to make payment against delivery in same-day funds.

   The following is a simplified example of how a typical auction works. Assume that a Fund has 1000 outstanding shares of New MuniPreferred, and three current shareholders. The three current shareholders and three potential shareholders submit orders through Broker-Dealers at the auction:

Current Shareholder A...  Owns 500 shares, wants to sell all Bid order of 3.5% rate for all 500
                          500 shares if auction rate is less shares
                          than 3.5%

Current Shareholder B...  Owns 300 shares, wants to hold     Hold order--will take the
                                                             auction rate

Current Shareholder C...  Owns 200 shares, wants to sell all Bid order of 3.3% rate for all 200
                          200 shares if auction rate is less shares
                          than 3.3%

Potential Shareholder D.  Wants to buy 200 shares            Places order to buy at or above
                                                             3.4%

Potential Shareholder E.  Wants to buy 300 shares            Places order to buy at or above
                                                             3.3%

Potential Shareholder F.  Wants to buy 200 shares            Places order to buy at or above
                                                             3.5%

   The lowest dividend rate that will result in all 1000 shares of New MuniPreferred continuing to be held is 3.4% (the offer by D). Therefore, the Applicable Rate will be 3.4%. Current shareholders B and C will continue to own their shares, and current shareholder A will sell its shares, because A's dividend rate bid was higher than the Applicable Rate. Potential shareholder D will buy 200 shares, and Potential shareholder E will buy 300 shares, because their bid rates were at or below the Applicable Rate. Potential shareholder F will not buy any shares because its bid rate was above the Applicable Rate.

   The foregoing discussion is a summary of the auction procedures. What follows is a more detailed explanation of the auction procedures.

Auction Dates

   An auction to determine the Applicable Rate for New MuniPreferred shares for each rate period after the initial rate period will be held on the first business day preceding the first day of the rate period. The date is the "auction date." The auction date and the first day of the related rate period (which is also the dividend payment date for the preceding rate period) must be business days but need not be consecutive days. See "Description of MuniPreferred--Dividends and Rate Periods--Designation of Special Rate Periods" for information about the circumstances under which the first day of a rate period or the auction date, or both, may be moved to another date.

Orders by Existing Shareholders and Potential Shareholders

   You may submit orders for an auction only through a Broker-Dealer (one that has signed a dealer agreement with a Fund and the auction agent), or through a broker-dealer that has entered into a correspondent arrangement with a Broker-Dealer. Your order must be submitted before the submission deadline, which is 1:30 p.m. Eastern time on the auction date. Your orders must indicate whether you want to buy, sell, or hold some or all of your shares, and the lowest dividend rate you will accept for the next rate period (normally one week, although this can be extended). The auction agent selects the lowest dividend rate bid that will result in all of the MuniPreferred continuing to be held.

   You may enter different types of orders for your MuniPreferred shares, as well as orders for additional MuniPreferred shares. All orders you submit are irrevocable. An existing shareholder's sell order will be an irrevocable offer to sell MuniPreferred shares subject to the order. An existing shareholder's bid order will be an irrevocable offer to sell MuniPreferred shares subject to the order if the Applicable Rate is less than the rate specified in the bid order. A potential shareholder's bid order will be an irrevocable offer to buy MuniPreferred shares subject to the order if the Applicable Rate is equal to or greater than the rate specified in the bid order. The number of shares you buy or sell may be subject to proration.

   Your order must be in whole shares. If you are an existing shareholder and want to buy additional MuniPreferred shares, you will be treated as a potential shareholder for those additional shares, for the purpose of determining the priority of orders. See "The Auction--Submission of Orders by Broker-Dealers to Auction Agent." Broker-Dealers may contact prospective purchasers of MuniPreferred shares to determine whether they wish to submit orders.

   Any bid order that specifies a rate higher than the Maximum Rate will be
(1) treated as a sell order if an existing shareholder submits the order, and
(2) not be accepted if a potential shareholder submits the order. The auction procedures establish the Maximum Rate that can result from an auction. See "The Auction-- Determination of Sufficient Clearing Bids, Winning Bid Rate, and Applicable Rate" and "The Auction--Acceptance or Rejection of Orders and Allocation of Shares."

Submission of Orders by Broker-Dealers to Auction Agent

   Before the submission deadline, which is 1:30 p.m. Eastern time on each auction date (or another time the auction agent specifies), each Broker-Dealer will submit to the auction agent in writing all orders it obtained for the auction. Any order submitted before the auction deadline will be irrevocable. The auction agent is entitled to rely on the terms of any order a Broker-Dealer submits. If any rate specified in a bid order contains more than three figures to the right of the decimal point, the auction agent will round up that rate to the next highest one-thousandth (.001) of 1%. If a potential shareholder submits more than one bid order through a Broker-Dealer, each bid order will be treated as a separate bid order with the rate and number of shares specified in the order. If an existing shareholder submits through a Broker-Dealer one or more orders covering in the aggregate more MuniPreferred shares of a series than the existing shareholder owns, the orders will be considered valid in the following order of priority:

     1. All hold orders will be considered valid, up to and including in the aggregate the number of MuniPreferred shares of that series the shareholder owns.

     2. (a) Any bid order will be considered valid, up to and including the excess of the number of outstanding MuniPreferred shares of that series the shareholder owns over the number of MuniPreferred shares of that series subject to hold orders referred to in clause 1 above;

       (b) subject to 2(a), if more than one bid order with the same specified rate is submitted on behalf of an existing shareholder and the number of MuniPreferred shares of that series subject to those bid orders is greater than the excess, the bid orders will be considered valid up to and including the amount of that excess, and the number of MuniPreferred shares of that series subject to each bid order with the same rate will be reduced pro rata to cover the number of MuniPreferred shares of that series equal to the excess;

       (c) subject to 2(a) and 2(b), if more than one bid order with different rates is submitted on behalf of an existing shareholder, the bid orders will be considered valid in the ascending order of their respective rates up to and including the amount of that excess; and

       (d) in any event, the number of shares subject to bids not valid under this clause 2 will be treated as the subject of a bid order by a potential shareholder at the rate specified in the order.

     3. All sell orders will be considered valid, up to and including the excess of the number of outstanding MuniPreferred shares of that series the existing shareholder owns, over the sum of MuniPreferred shares of that series subject to valid hold orders referred to in clause 1 above and valid bid orders referred to in clause 2 above.

Determination of Sufficient Clearing Bids, Winning Bid Rate, and Applicable
Rate

   The auction agent will assemble, not earlier than the submission deadline, all valid orders submitted or deemed submitted by Broker-Dealers for a series of MuniPreferred. The auction agent will determine the excess of the number of outstanding shares of that series of MuniPreferred over the number of outstanding shares subject to submitted hold orders, and will then determine whether "sufficient clearing bids" have been made in the auction. "Sufficient clearing bids" means that the number of outstanding MuniPreferred shares of that series that are the subject of bid orders submitted by potential shareholders specifying a rate not higher than the Maximum Rate, equals or exceeds the number of outstanding shares of that series that are the subject of sell orders submitted by existing shareholders (including the shares of that series that are the subject of bid orders by existing shareholders specifying rates higher than the Maximum Rate).

   If sufficient clearing bids have been made, the auction agent will determine the winning bid rate; that is, the lowest rate specified in the bid orders which, taking into account the rates in the bid orders submitted by existing shareholders, would result in existing shareholders continuing to hold an aggregate number of outstanding MuniPreferred shares of that series which, when added to the number of outstanding MuniPreferred shares of that series to be bought by potential shareholders, would equal not less than the available amount of outstanding MuniPreferred shares. The winning bid rate will be the Applicable Rate for the next rate period for all outstanding shares of that series.

   If sufficient clearing bids have not been made (other than because all of the outstanding MuniPreferred shares of that series are subject to hold orders), the Applicable Rate for the next rate period for all outstanding shares of that series will be the Maximum Rate. If sufficient clearing bids have not been made, existing shareholders that submitted sell orders may not be able to sell any or all of their shares in the auction, and will continue to hold those unsold shares in the next rate period. Dividends in that next rate period may include taxable income and gain. See "The Auction--Auction Dates" and "--Acceptance or Rejection of Orders and Allocation of Shares."

   If all of the outstanding shares of MuniPreferred for that series are subject to hold orders, the Applicable Rate for the next period for all shares of that series will be the All Hold Order Rate, which is the lesser of the Kenny Index (if the rate period is less than 183 days) or the product of:

     (1) (a) the "AA" Composite Commercial Paper Rate on the auction date for that rate period if the rate period is less than 183 days; (b) the Treasury Bill Rate on that auction date for that rate period if the rate period is more than 182 days but less than 365 days; or (c) the Treasury Note Rate on that auction date for that rate period if the rate period is more than 364 days (the rate in clauses a, b or c is the "benchmark rate"); and

     (2) 1 minus the maximum marginal regular Federal individual income tax rate applicable to ordinary income or the maximum marginal regular Federal corporate income tax rate, whichever is greater.

Acceptance or Rejection of Orders and Allocation of Shares

   Based on the determinations made under "Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate," and subject to the auction agent's discretion to round and allocate shares as described below, the auction agent will accept or reject submitted bid and sell orders in the order of priority set out in the Auction Procedures. The result will be that existing and potential shareholders will sell, continue to hold, and/or purchase outstanding MuniPreferred shares of that series as described below. Existing shareholders that submitted or were deemed to have submitted hold orders will continue to own MuniPreferred shares subject to those hold orders.

   Sufficient Clearing Bids. If sufficient clearing bids have been made in an auction for a series of MuniPreferred, orders will be accepted or rejected in the following order:

     1. Each existing shareholder that submitted a sell or bid order specifying a rate higher than the winning bid rate will sell outstanding MuniPreferred shares subject to that sell or bid order.

     2. Each existing shareholder that submitted a bid order specifying a rate lower than the winning bid rate will continue to hold outstanding MuniPreferred shares subject to that bid order.

     3. Each potential shareholder that submitted a bid order specifying a rate lower than the winning bid rate will have its bid order accepted (although it may not be able to buy all the shares specified in its order).

     4. Each existing shareholder that submitted a bid order specifying a rate equal to the winning bid rate will continue to hold the outstanding MuniPreferred shares subject to that bid order. But if the number of outstanding MuniPreferred shares subject to all bid orders is greater than the number of outstanding MuniPreferred shares in excess of the available outstanding MuniPreferred shares of that series over the number of outstanding MuniPreferred shares accounted for in clauses 2 and 3 above, then each existing shareholder that submitted a bid order specifying a rate equal to the winning bid rate will continue to hold a number of the outstanding MuniPreferred shares subject to that bid order, determined on a pro rata basis based on the number of outstanding MuniPreferred shares subject to all bid orders by existing shareholders.

     5. Each potential shareholder that submitted a bid order specifying a rate equal to the winning bid rate will buy any shares of available outstanding MuniPreferred shares not accounted for in clauses 2 through 4, above, on a pro rata basis based on the number of outstanding MuniPreferred shares subject to all bid orders.

   Insufficient Clearing Bids. If sufficient clearing bids have not been made in an auction for a series of MuniPreferred (unless this is because all outstanding MuniPreferred shares of that series are subject to hold orders):

     1. Each existing shareholder that submitted a bid order specifying a rate equal to or lower than the Maximum Rate will continue to hold outstanding MuniPreferred shares subject to that bid order.

     2. Each potential shareholder that submitted a bid order specifying a rate equal to or lower than the Maximum Rate will buy the number of outstanding MuniPreferred shares subject to that bid order.

     3. Each existing shareholder that submitted bid order specifying a rate higher than the Maximum Rate, or a sell order, will sell a number of outstanding MuniPreferred shares determined on a pro rata basis based on the number of outstanding MuniPreferred shares subject to all bid and sell orders.

   If, because of the pro rata allocation described in clauses 4 and 5 in "Sufficient Clearing Bids," or in clause 3 of "Insufficient Clearing Bids," any existing shareholder would be entitled or required to sell, or any potential shareholder would be entitled or required to buy, a fractional share of MuniPreferred, the auction agent will, in its sole discretion, round up or down to the nearest whole share the number of MuniPreferred shares sold or bought on the auction date so that the number of shares an existing or potential shareholder sells or buys will be whole shares.

   If, because of the pro rata allocation described in clause 5 in "Sufficient Clearing Bids," any potential shareholder would be entitled or required to buy less than a whole MuniPreferred share, the auction agent will in its sole discretion, allocate MuniPreferred shares for purchase among potential shareholders so that any potential shareholders will only buy whole shares, even if this means that one or more potential shareholders will not buy any MuniPreferred shares.

Notification of Results; Settlement

   The auction agent will notify, by telephone by approximately 3:00 p.m. Eastern time on the auction date, each Broker-Dealer that submitted an order, of the Applicable Rate for the next rate period and, if the order was a bid or sell order, whether the order was accepted or rejected in whole or in part. Each Broker-Dealer that submitted an order on behalf of an existing or potential shareholder will notify that person of the Applicable Rate for the next rate period and, if the order was a bid or sell order, whether the order was accepted or rejected in whole or in part; and will confirm purchases and sales with each existing or potential shareholder purchasing or selling shares as a result of the auction. The auction agent will record each transfer of MuniPreferred shares on the registry of existing shareholders it maintains.

   In accordance with the Depository Trust Company's normal procedures, on the business day after the auction date, purchases and sales of MuniPreferred shares will be executed through the Depository Trust Company and the accounts of the agent members will be debited and credited and shares delivered as necessary to effect the purchases and sales of MuniPreferred shares as determined in the auction. Purchasers will make payment through their agent members in same-day funds to the Depository Trust Company against delivery through their agent members; the Depository Trust Company will make payment in accordance with its normal procedures, which now provide for payment against delivery by its agent members in same-day funds.

   If any existing shareholder selling MuniPreferred shares in an auction fails to deliver its shares, the Broker-Dealer of any buyer of shares in an auction may deliver to that person a number of whole MuniPreferred shares that is less than the number of shares that the person otherwise was to buy. In that event, the Broker-Dealer will determine the number of MuniPreferred shares to be delivered, and delivery of the lesser number of shares will constitute good delivery.

Auction Agent

   The auction agent acts as an agent of each of the Funds. Unless the auction agent acts in bad faith or negligently, it will not be liable for any action taken, suffered, or omitted or for any error of judgment it makes in the performance of its duties under the Auction Agency Agreement, and it will not be liable for any error of judgment it makes in good faith unless it is negligent in ascertaining the pertinent facts. The auction agent may terminate the Auction Agency Agreement as to one or more Funds upon 45 days' notice to the Fund(s). If the auction agent should resign, the Fund will use its best efforts to enter into an agreement with a successor auction agent that contains substantially the same terms and conditions as the Auction Agent Agreement. A Fund may remove the auction agent, but before this removal, the Fund must have entered into an agreement with a successor auction agent.

Broker-Dealers; Participation Fee

   After each auction, the auction agent will pay to each Broker-Dealer, from monies a Fund provides, a participation fee at the annual rate of 1/4 of 1% of the purchase price of MuniPreferred shares the Broker-Dealer places at that auction for any auction immediately preceding a rate period of less than one year. For a rate period of one year or longer, the amount will be a percentage of the purchase price of MuniPreferred shares the broker-dealer places at that auction, as the Fund and Broker-Dealers may agree. "Places at auction" means that the shares were (1) the subject of hold orders deemed to be sell orders made by existing shareholders who acquired their shares from that Broker-Dealer, or (2) the subject of an order the Broker-Dealer submitted that is (a) a bid order from an existing shareholder that results in the shareholder continuing to hold those shares as a result of the auction; (b) a bid order from a potential shareholder that results in the shareholder buying those shares as a result of the auction; or (c) a valid hold order.

   The broker-dealer agreements allow a Broker-Dealer (other than an affiliate of a Fund), to submit orders in auctions for its own account, unless a Fund notifies all Broker-Dealers that they may no longer do so. In that case, Broker-Dealers may continue to submit hold and sell orders, but not bid orders, for their own accounts. Any Broker-Dealer that is an affiliate of a Fund may submit orders in auctions, but only if these orders are not for its own account. If a Broker-Dealer submits an order for its own account in an auction, it might have an advantage over other bidders because it would know about orders it placed through the auction. This Broker-Dealer, however, would not know about orders other Broker-Dealers submitted in the auction. A Fund may request that the auction agent terminate one or more broker-dealer agreements at any time, provided that at least one broker-dealer agreement is in effect after the termination(s).

Secondary Market

   Broker-Dealers and other broker-dealers may maintain a secondary trading market for MuniPreferred shares, although they are not required to do so. The secondary trading market in MuniPreferred shares may not provide you with liquidity. MuniPreferred shares are not registered on a stock exchange or on the Nasdaq Stock Market.

   You may sell or transfer shares of MuniPreferred only in whole shares and only: (1) pursuant to a bid or sell order placed with the auction agent in accordance with the auction procedures; (2) to a Broker-Dealer or other broker-dealer; or (3) to other persons as a Fund may permit; provided, however, that (a) a sale or transfer of your shares (if you hold your shares in the name of a Broker-Dealer) to that Broker-Dealer, or to another customer of that Broker-Dealer, will not be considered a sale or transfer for purposes of the foregoing if that Broker-Dealer remains the existing holder of the shares immediately after the transaction; and (b) in the case of all transfers, other than through an auction, the Broker-Dealer (or other person, if the Fund permits) receiving the transfer will advise the auction agent of the transfer.

                                  TAX MATTERS

Federal Income Tax Matters

   Each Fund intends to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") and intends to distribute substantially all of its net income and gains to its shareholders. Therefore, it is not expected that the Fund will be subject to any Federal income tax. Substantially all of the Fund's dividends to the common shareholders and MuniPreferred shareholders will qualify as "exempt-interest dividends." A shareholder treats an exempt-interest dividend as interest on state and local bonds exempt from regular Federal income tax. Some or all of an exempt-interest dividend, however, may be subject to Federal alternative minimum tax imposed on the shareholder. Different Federal alternative tax rules apply to individuals and to corporations.

   The following discussion applies only to the Nuveen Performance Plus Municipal Fund, Inc. In addition to exempt-interest dividends, the Fund also may distribute amounts that are treated as long-term capital gain or ordinary income to its shareholders. The IRS, since issuing Revenue Ruling 89-81 on June 13, 1989, requires a regulated investment company that has two or more classes of shares to designate to each class proportionate amounts of each type of its income for each tax year based upon the percentage of total dividends distributed to each class for such year. Prior to that date, the Fund had expended substantial resources and made substantial progress toward the issuance of preferred stock and common stock calling for nonproportionate designations. As a result, the Fund received a private letter ruling from the IRS which ruled as follows:

     Pursuant to the authority of section 7805(b), if Fund makes nonproportionate designations consistent with the descriptions in the [May 3, 1989] prospectus, then Rev. Rul. 89-81 will not be applied to render those designations ineffective for tax purposes.

   Pursuant to its private letter ruling the Fund has designated exempt-interest dividends disproportionately to holders of MuniPreferred and designated net capital gain and net investment income (if any) to holders of its common stock.

   The Fund has received an opinion of counsel to the effect that the requirement of proportionate designations set forth in Rev. Rul. 89-81 that is inapplicable to the Fund's existing shares of MuniPreferred and Common Stock likewise should not be applied to render ineffective for Federal tax purposes the nonproportionate designations of exempt-interest dividends, net capital gain and net investment income, if any, between the Fund's common stock and its MuniPreferred, including both its previously issued MuniPreferred and New MuniPreferred.

   Accordingly, the Fund intends to designate exempt-interest dividends disproportionately to all series of its MuniPreferred and to designate its net capital gain and net investment income (if any) to its common stock.

   In a number of private letter rulings issued to other similarly situated funds, the IRS expressly limited the nonapplicability of Rev. Rul. 89-81 to shares issued prior to a specified date or within a specified time limit and limited the application of the prospective application of Rev. Rul. 89-81 to shares of a class registered under a registration statement that described the nonproportionate designations and was filed before June 13, 1989. No such limitations are set forth in the Fund's ruling. The IRS issued these other rulings after the Fund's ruling. It is possible that the IRS will seek to limit the scope of the Fund's ruling to apply only to the Fund's initial issuance of MuniPreferred and not to New MuniPreferred. The Fund's tax counsel believes that because of the language of the Fund's ruling and the IRS's own regulations regarding the retroactive revocation of its rulings, the scope of the Fund's ruling should not be limited and that the ruling should apply to New MuniPreferred. It should be noted, however, that there is no limitation on the ability of the IRS to revoke any ruling granted to any taxpayer on a prospective basis. The opinion of counsel represents only counsel's best legal judgement, and is not binding on the IRS or the courts. If the IRS successfully applied the proportionate designation rules of Rev. Rul. 89-81 to New MuniPreferred, it is possible that a portion of any net capital gain designated to the holders of common stock would be taxable to the Fund and treated as ordinary income to the holders of the common stock and that a portion of the exempt-interest dividends designated to the holders of New MuniPreferred would be treated as capital gain or as ordinary income. Furthermore, it is possible that these adverse tax consequences could be applied to taxable years preceding the year in which the IRS determination is made. As a result, the Fund might be required to issue corrected Forms 1099 to the Fund's shareholders and the shareholders might be required to file amended tax returns.

   The Statement of Additional Information contains a more detailed summary of the Federal tax rules that apply to the Fund and its shareholders. Legislative, judicial or administrative action may change the tax rules that apply to each Fund or its shareholders. Any change may be retroactive for Fund transactions. You should consult with your tax adviser about Federal income tax matters.

State Funds: State and Local Tax Matters

   See "Tax Matters" in the Statement of Additional Information for state and local tax information.

National Funds: State and Local Tax Matters

   While exempt-interest dividends are exempt from regular Federal income tax, they may not be exempt from state or local income or other taxes. Some states exempt from state income tax that portion of any exempt-interest dividend that is derived from interest a regulated investment company receives on its holdings of securities of that state and its political subdivisions and instrumentalities. Therefore, the Fund will report annually to its shareholders the percentage of interest income the Fund earned during the preceding year on tax-exempt obligations and the Fund will indicate, on a state-by-state basis, the source of this income. You should consult with your tax adviser about state and local tax matters.

                                 COMMON STOCK

   Common shares have equal voting rights and equal rights as to dividends, assets, and liquidation with respect to one another. Common shares are fully paid and non-assessable when issued and have no preemptive, conversion, or exchange rights. No Fund may declare dividends or make any distributions on common shares, or repurchase common shares, if it has declared but not paid all accumulated dividends on MuniPreferred shares.

                              CONTROL OF THE FUND

   Each Fund's Articles of Incorporation or Declaration of Trust may limit the ability of other companies or persons to acquire control of the Fund. The holders of at least two-thirds of the common and MuniPreferred shares, voting together, must approve the Fund's conversion from a closed-end to an open-end fund; its merger or consolidation; a sale, lease, or transfer of all or substantially all of the Fund's assets (other than in the course of the Fund's regular investment activities); or the Fund's liquidation or dissolution. If two-thirds of the Fund's directors vote to approve one of these transactions, then the holders of at least a majority of the shares of common and MuniPreferred, voting together, must approve the transaction.

   These voting requirements are higher than legally required. They could have the effect of making it more difficult for a third party to assume control of a Fund or merge it with another fund. However, these voting requirements could cause third parties seeking control of the Fund to negotiate the price to be paid with Nuveen Advisory, and could assure the continuity of the Fund's investment objectives and policies. Each Fund's Board believes that the higher voting requirements are in the best interest of the Fund and its shareholders.

            REPURCHASE OF SHARES OR CONVERSION TO AN OPEN-END FUND

   Each of the Funds is a closed-end fund, and you do not have the right to cause a Fund to redeem your MuniPreferred shares. MuniPreferred shares trade primarily through the auction, while each Fund's common shares trade on the New York Stock Exchange. Common shares may trade at a premium or a discount to net asset value. Each Fund's Board of Directors will consider, at least annually, whether it should take any action to reduce or eliminate a material discount from net asset value of the common shares. The Board could authorize a Fund to repurchase some of its common shares, make a tender offer for some of its common shares, or convert the Fund to an open-end fund. All of these actions are subject to certain legal restrictions. If the Fund repurchases common shares or makes a tender offer, this may not reduce the discount. The Fund may borrow money to repurchase common shares or pay for tendered shares. If the Fund borrows, the costs of borrowing would reduce the Fund's net income. If the Fund converted to an open-end fund, it could not have preferred stock outstanding. The Fund would be required to redeem all outstanding MuniPreferred shares (requiring in turn that the Fund liquidate a portion of its portfolio), and the Fund's common shares would no longer be listed on the New York Stock Exchange.

   The Board's present policy, which is subject to change, is that the Board will not authorize any of these actions if: this would result in the delisting of the common stock from the New York Stock Exchange or cause a Fund to fail to qualify as a regulated investment company under the Code; the Fund could not sell portfolio securities in an orderly manner, or without imposing significant tax consequences on remaining common shareholders, sufficient to repurchase shares; there are material legal challenges to the repurchase; the New York Stock Exchange suspends trading; or there are other large-scale events that affect the Fund's ability to repurchase its shares, such as a federal banking moratorium.

                                NET ASSET VALUE

   The Funds' custodian calculates each Fund's net asset value. The custodian uses prices for portfolio securities from a pricing service the Fund's Board of Directors has approved. The pricing service values portfolio securities at the mean between the quoted bid and asked price or the yield equivalent when quotations are readily available. Securities for which quotations are not readily available (which will constitute the majority of the Fund's portfolio securities) are valued at fair value. The pricing service uses methods that consider yields or prices of municipal bonds of comparable quality, type of issue, coupon, maturity, and ratings; dealers indications of value; and general market conditions. The pricing service may use electronic data processing techniques or a matrix system, or both. The Fund's officers review the pricing service's procedures and valuations, under the general supervision of the Board of Directors.

                            OTHER SERVICE PROVIDERS

   The Chase Manhattan Bank, located at One Chase Plaza, New York, NY 10081, is the Fund's custodian, and the transfer agent and dividend disbursing agent for the Fund's common shares. Bankers Trust Company, located at 4 Albany Street, New York, NY 10006, is the auction agent, transfer agent, registrar, dividend disbursing agent and redemption agent for the MuniPreferred shares. Purchases and sales of MuniPreferred shares are cleared and settled at the Depository Trust Company, 55 Water Street, New York, NY 10041.

                             AVAILABLE INFORMATION

   The Funds are subject to the informational requirements of the Securities Exchange Act of 1934, the 1940 Act, and are required to file reports, proxy statements and other information with the SEC. These documents can be inspected and copied for a fee at the SEC's public reference room, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's New York Regional Office, Seven World Trade Center, New York, New York 10048 and Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois, 60661-2511. Reports, proxy statements, and other information about the Funds can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   This Part B of the Prospectus does not contain all of the information in each Fund's registration statement, including amendments, exhibits, and schedules. Statements in this Part B of the Prospectus about the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by this reference.

   Additional information about each Fund and MuniPreferred shares can be found in each Fund's Registration Statement (including amendments, exhibits, and schedules) on Form N-2 filed with the SEC. The SEC maintains a web site (http://www.sec.gov) that contains each Fund's Registration Statement, other documents incorporated by reference, and other information the Fund has filed electronically with the Commission, including proxy statements and reports filed under the Securities Exchange Act of 1934. Additional information may be found on the Internet at http://www.nuveen.com.

          TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

                                                                            Page
                                                                            ----
Investment Objectives and Policies.........................................  S-1
Certain Trading Strategies of the Fund.....................................  S-7
Management of the Fund..................................................... S-10
Portfolio Transactions..................................................... S-18
Net Asset Value............................................................ S-20
Additional Information Concerning the Auctions for MuniPreferred........... S-20
Tax Matters................................................................ S-22
Certain Owners of Record................................................... S-27
Experts.................................................................... S-27
Financial Statements....................................................... S-28
Report of Independent Auditors............................................. S-63
Appendix A--Ratings of Investments.........................................  A-1
Appendix B--Statement of Preferences.......................................  B-1

                                  APPENDIX A

                        TAXABLE EQUIVALENT YIELD TABLE

   The taxable equivalent yield is the current yield you would need to earn on a taxable investment in order to equal a stated Federal tax-free yield on a municipal investment. To assist you to more easily compare municipal investments like MuniPreferred shares with taxable alternative investments, the table below presents the taxable equivalent yields for a range of hypothetical Federal tax-free yields and tax rates:

                     Taxable Equivalent of Tax-Free Yields

                                Tax Free Yield

Tax Rate                                           4.00% 4.50% 5.00% 5.50% 6.00%
--------                                           ----- ----- ----- ----- -----
28.0%............................................. 5.56% 6.25% 6.94% 7.64% 8.33%
31.0%............................................. 5.80% 6.52% 7.25% 7.97% 8.70%
36.0%............................................. 6.25% 7.03% 7.81% 8.59% 9.38%
39.6%............................................. 6.62% 7.45% 8.28% 9.11% 9.93%
                                    B-A-1